SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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IHS INC.
(Name of Registrant as Specified in Its Charter)
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IHS INC.
15 Inverness Way East
Englewood, Colorado 80112
www.ihs.com
February 22, 2013
Dear IHS Stockholder:
We are pleased to invite you to attend our 2013 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, April 10, 2013, at The Pierre Hotel, 2 East 61st Street, New York, NY 10065.
Whether or not you attend the Annual Meeting, it is important that you participate. We value the vote of every stockholder. Please review the enclosed Proxy Card carefully to understand how you may vote by proxy. If you choose to cast your vote in writing, please sign and return your proxy promptly. For Proxy Cards delivered in hard copy, a return envelope, requiring no postage if mailed in the United States, is enclosed. For your convenience, we have also arranged to allow you to submit your proxy telephonically. If your shares are held in the name of a bank or broker, voting by mail, telephone or Internet will depend on the processes of the bank or broker, and you should follow the instructions you receive from your bank or broker.
If you want to attend the Annual Meeting in person, please let us know in advance. Each stockholder of record has the opportunity to vote in person at the Annual Meeting. If your shares are not registered in your name (for instance, if you hold shares through a broker, bank, or other institution), please advise the stockholder of record that you wish to attend; that firm will then provide you with evidence of ownership that will be required for admission to the Annual Meeting. Let us know if we can explain any of these matters or otherwise help you with voting or attending our Annual Meeting.
Remember that your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person. Your participation is important to all of us at IHS, so please review these materials carefully and cast your vote.
We look forward to hearing from you or seeing you at the Annual Meeting.

Sincerely,

Executive Vice President, Legal and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, April 10, 2013
To our Stockholders:
IHS Inc. will hold its Annual Meeting of Stockholders at 10:00 a.m. Eastern Daylight Time, on Wednesday, April 10, 2013, at The Pierre Hotel, 2 East 61st Street, New York, NY 10065.
We are holding this Annual Meeting to allow our stockholders to vote on several key topics:

—	to elect two directors to serve until the 2016 Annual Meeting or until their successors are duly elected and qualified;

—	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants;

—	to approve, on an advisory, nonbinding basis, the compensation of our named executive officers; and

—	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Only stockholders of record at the close of business on February 14, 2013 (the “Record Date”) are entitled to notice of, and to vote, at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for stockholders to review for purposes relevant to the meeting. To arrange to review that list contact:
IHS Inc., Attn: Corporate Secretary, 15 Inverness Way East, Englewood, Colorado 80112
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 10, 2013: The Proxy Statement and our Annual Report on Form 10-K ("Annual Report") for the year ended November 30, 2012 are available at investor.ihs.com.

We will deliver a copy of the Proxy Statement and our Annual Report free of charge if a stockholder sends a request to the Corporate Secretary, IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112 or calls 303-790-0600.
It is important that your shares are represented at this Annual Meeting.
Even if you plan to attend the Annual Meeting in person, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed Proxy Card by mail, or by voting by telephone, or, if you hold your shares in the name of a bank or broker, by following the instructions you receive from your bank or broker.
Casting a vote by proxy will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Stephen Green, Executive Vice President, Legal and Corporate Secretary

February 22, 2013

IHS INC.
PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of IHS Inc., a Delaware corporation, of proxies for the 2013 Annual Meeting of Stockholders and any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, April 10, 2013, at The Pierre Hotel, 2 East 61st Street, New York, NY 10065.
This Proxy Statement, the Annual Report on Form 10-K for the year end November 30, 2012 (the "Annual Report"), and the accompanying form of Proxy Card are being first sent to stockholders on or about February 25, 2013. While we are mailing the full set of proxy materials to all of our record holders, with respect to beneficial owners whose shares are held in the name of a bank or broker, we are only providing notice and electronic access to our proxy materials.  The notice to such beneficial owners will be mailed on or about February 25, 2013. The notice contains instructions regarding how to access and review our proxy materials over the Internet. The notice also provides instructions regarding how to submit a proxy over the Internet. We believe that this process allows us to provide stockholders with important information in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Beneficial owners who receive such notice may request a printed copy of our proxy materials without charge by contacting our Corporate Secretary no later than April 1, 2013, at IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112 or calling 303-790-0600.
References in this Proxy Statement to “we,” “us,” “our,” “the Company,” and “IHS” refer to IHS Inc. and our consolidated subsidiaries.
Appointment of Proxy Holders
The Board of Directors of IHS (the “Board”) asks you to appoint the following individuals as your proxy holders to vote your shares at the 2013 Annual Meeting of Stockholders:
Jerre L. Stead, Chairman and Chief Executive Officer;
Richard G. Walker, Executive Vice President, Global Finance; and
Stephen Green, Executive Vice President, Legal and Corporate Secretary
You may make this appointment by using one of the methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.
Unless you otherwise indicate on the Proxy Card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and that, under our Bylaws, may be properly presented for action at the Annual Meeting.
Who Can Vote
Only stockholders who owned shares of our common stock at the close of business on February 14, 2013—the “Record Date" for the Annual Meeting—can vote at the Annual Meeting.
Each holder of our Class A common stock is entitled to one vote for each share held as of the Record Date. As of the close of business on the Record Date, we had 65,762,712 shares of Class A common stock outstanding and entitled to vote.
There is no cumulative voting in the election of directors.
How You Can Vote
You may vote your shares at the Annual Meeting either in person, by mail or telephonically, as described below.  If your shares are held in the name of a bank or broker, voting by mail, telephone or Internet will depend on the processes of the bank or broker, and you should follow the voting instructions on the form you receive from your bank or broker.

Voting by Telephone. Stockholders of record entitled to vote at the Annual Meeting can simplify their voting and reduce the Company's cost by voting their shares via telephone. The telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who elect to vote over the telephone may incur telecommunication costs for which the stockholder is solely responsible. The telephonic voting facilities for stockholders of record will close at 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting.

Voting by Mail. Stockholders of record may vote by signing, dating, and returning the Proxy Card in the enclosed postage-prepaid return envelope.  Carefully review and follow the instructions on the enclosed Proxy Card.  The shares represented will be voted in accordance with the directions in the Proxy Card.  The Proxy Card must be received by the close of business on April 9, 2013.
Voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting, if you decide to attend in person. The Board recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to attend and vote in person at the Annual Meeting.
Revocation of Proxies
Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another proxy—properly executed and delivered—on a later date, but prior to the Annual Meeting.
Quorum
A quorum, which is a majority of the outstanding shares entitled to vote as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on any given proposal. “Broker non-votes” (see below) will be counted as shares of stock that are present for the purpose of determining the presence of a quorum but will have no effect with respect to any matter for which a broker does not have authority to vote.
Required Vote
With respect to Proposal 1, our directors are elected by a majority of the votes cast in favor of their election. A majority of the votes cast means that the number of votes cast “for” a director's election exceeds the number of votes cast “against” that director's election, with abstentions and “broker non-votes” not counted as a vote cast either for or against that director.  However, in the event of a contested election, our directors will be elected by a plurality vote, which means that the two nominees receiving the most affirmative votes will be elected.
Each of the following proposals will be approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote:
Proposal 2, the ratification of our independent auditors; and
Proposal 3, the advisory vote on executive compensation.
With respect to Proposals 2 and 3, abstentions will not be counted as votes cast on these proposals and will have the effect of a vote against such proposals.

Please note that under current New York Stock Exchange rules, brokers may no longer vote your shares on certain “non-routine” matters without your voting instructions. Accordingly, if you do not provide your broker or other nominee with instructions on how to vote your shares, it will be considered a “broker non-vote” and your broker or nominee will not be permitted to vote those shares on the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 3). Your broker or nominee will be entitled to cast broker non-votes on the ratification of independent auditors (Proposal 2).
We encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies
We pay the cost of printing and mailing the Notice of Annual Meeting, the Annual Report, and all proxy and voting materials. Our directors, officers, and other employees may participate in the solicitation of proxies by personal interview, telephone, or e-mail. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.
Other Matters
Multiple IHS stockholders who share an address may receive only one copy of this Proxy Statement and the Annual Report, unless the stockholder gives instructions to the contrary. We will deliver promptly a separate copy of this Proxy Statement and the Annual Report to any IHS stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting:
Corporate Secretary, IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112
by telephone: 303-790-0600
Multiple stockholders who share a single address and who receive multiple copies of the Proxy Statement and the Annual Report and who wish to receive a single copy of each at that address in the future will need to contact their bank, broker, or other nominee.

Important Reminder
Please promptly vote and submit your proxy in writing or by telephone, or if you hold your shares through a bank or broker, as instructed by your bank or broker.
To submit a written vote, you may sign, date, and return the enclosed Proxy Card in the postage-prepaid return envelope. To vote telephonically, follow the instructions provided on the Proxy Card.
Voting by proxy will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1: Election of Directors
Directors and Nominees
Pursuant to the authority granted to the Company's Board of Directors (the “Board”) by the Company's Amended and Restated By-Laws, the Board has determined that it be composed of nine directors, divided into three classes. Directors are elected for three-year terms and one class is elected at each Annual Meeting.
Two directors are to be elected at the 2013 Annual Meeting. These directors will hold office until the Annual Meeting in 2016, or until their respective successors have been elected and qualified. Each director nominee set forth below has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board, or the Board may reduce the number of directors to constitute the entire Board, in its discretion.
If an incumbent director nominee fails to receive a majority of the votes cast in an election that is not a contested election, such director is required to immediately tender his or her resignation and such resignation will be effective only if and when accepted by the Board, in the Board's discretion. If the Board accepts such a resignation, the remaining members of the Board may fill the resulting vacancy or decrease the size of the Board.
2013 NOMINEES FOR DIRECTOR
For more information about each director nominee, our continuing directors, and the operation of our Board, see below under "Business Experience and Qualification of Board Members."

Name	Age	Director Since	Position with Company
Roger Holtback	68	2003	Director
Jean-Paul Montupet	65	2012	Director
Vote Required and Recommendation
In an uncontested election, directors are elected by a majority of the votes cast in favor of their election. A majority of the votes cast means that the number of votes cast “for” a director's election exceeds the number of votes cast “against” that director's election, with abstentions and “broker non-votes” not counted as a vote cast either for or against that director.  However, in the event of a contested election, our directors would be elected by a plurality vote, which means that the two nominees receiving the most affirmative votes would be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES

Proposal 2: Ratification of the Appointment of Independent Registered Public Accountants
Proposed Ratification
The Audit Committee of the Board (the “Audit Committee”), which is composed entirely of independent directors, has selected Ernst & Young LLP as the independent registered public accountants to audit our books, records, and accounts and those of our subsidiaries for the fiscal year 2013. The Board has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, in their discretion, retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of IHS and its stockholders.
Ernst & Young LLP previously audited our consolidated financial statements during the 12 fiscal years ended November 30, 2012. Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate stockholder questions.
Audit, Audit-Related, and Tax Fees
In connection with the audit of the 2012 financial statements, IHS entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP performed audit services for IHS. That agreement subjects IHS to alternative dispute resolution procedures and excludes the award of punitive damages in the event of a dispute between IHS and Ernst & Young LLP.
Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended November 30, 2012 and 2011 respectively, were as follows:

	2012	2011
	(in thousands)
Audit Fees	$2,225	$2,177
Audit-Related Fees	711	625
Tax Fees	456	390
All Other Fees	—	—

Total	$3,392	$3,192
Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, the statutory audit of our subsidiaries, the review of our interim consolidated financial statements, and other services provided in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, auditing work on proposed transactions, attestation services that are not required by regulation or statute, and consultations regarding financial accounting or reporting standards. For 2011, audit-related fees also included approximately $394,000 for professional services rendered related to acquisitions. For 2012, audit-related fees also included approximately $534,000 for professional services rendered related to acquisitions.
Tax Fees. Tax fees consist of tax compliance consultations, preparation of tax reports, and other tax services.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by Ernst & Young LLP. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services.
During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants' independence, including compliance with rules and regulations of the U.S. Securities and Exchange Commission (the "SEC" or the “Commission”) and the New York Stock Exchange (the “NYSE”). The Audit Committee does not delegate its responsibilities to pre-approve services performed by Ernst & Young LLP to management or to any individual member of the Audit Committee. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.
Vote Required and Recommendation
Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “ FOR ” this Proposal 2 regarding the ratification of Ernst & Young LLP as our independent registered public accountants. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accountants.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Proposal 3: Advisory Vote to Approve Executive Compensation
With this proposal, we are providing stockholders an opportunity to vote to approve, on an advisory, nonbinding basis, the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement. As required by Section 14A of the Exchange Act, as voted upon by our stockholders, and as approved by our Board of Directors, we are holding this advisory vote on an annual basis.
As described in detail under the heading "Compensation Discussion and Analysis,” our executive compensation programs are designed to (i) align executive compensation with key stakeholder interests; (ii) attract, retain, and motivate highly qualified executive talent; and (iii) provide appropriate rewards for the achievement of business objectives and growth in stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific individual and corporate goals, with an emphasis on creating overall stockholder value.

Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our NEOs. We would like to specifically point out the following highlights:

•
Through the awards of performance- and time-based restricted stock units, we have tied our NEO compensation opportunity directly to the value of our stock. We have emphasized long-term performance with performance-based awards that focus on three-year performance objectives and strong holding requirements. Our NEOs are required to retain IHS stock equal to three to five times the value of their annual salaries. Unvested stock awards do not count toward their respective holding requirements.

•	Each of our NEOs declined their cash bonuses for 2012 to provide additional funding for annual cash bonuses to other participants in the bonus plan.

•	Our CEO does not have an employment agreement.

•
All other NEO employment agreements contain a double trigger where an ownership change and termination of employment must both occur before any benefits, other than the acceleration of the vesting of stock awards, are due to the NEO. In addition, new NEO employment agreements do not provide for tax gross-ups with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment.

•	The Board has eliminated all but de minimis perquisites to its executive officers.

•	The independent compensation consultant retained by the Human Resources Committee of the Board of Directors is prohibited from doing any unrelated work for the Company.
The Human Resources Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation program and practices as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve the compensation policies and practices of our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Commission (which includes the “Compensation Discussion and Analysis,” the compensation tables, and related material).

Vote Required and Recommendation
The say-on-pay vote is advisory and therefore not binding on the Company, the Human Resources Committee, or our Board. Our Board and our Human Resources Committee value the opinions of our stockholders and, to the extent there is a significant vote against the named executive officer compensation policies and practices as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.
In 2012, 96 percent of our stockholders who voted at the meeting approved our advisory vote on executive compensation. Based on this level of stockholder support, we continued with our compensation philosophy and mix of compensation elements that strongly tie pay to performance.

Unless you instruct us to the contrary, proxies will be voted “FOR” this Proposal 3 regarding named executive officer compensation policies and practices, as described in “Compensation Discussion and Analysis” section below, and the other related tables and disclosure in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT
TO THE COMPENSATION DISCLOSURE RULES OF THE COMMISSION

Corporate Governance and Board of Directors
Board Leadership Structure
The Board of Directors of IHS believes strongly in the value of an independent board of directors. Of the nine members of our Board of Directors, seven are independent. This includes all members of the key board committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Risk Committee. IHS has established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent members of the Board of Directors also meet regularly without management, which meetings are chaired by the Lead Independent Director. During 2012, C. Michael Armstrong served as Lead Independent Director and Jerre Stead served as the Chairman and Chief Executive Officer of IHS.
The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that it deems to be in the best interests of the Company at a given point in time. Jerre Stead's service as both Chairman of the Board and Chief Executive Officer has been effective. Mr. Stead possesses detailed and in-depth knowledge of the business of IHS and the opportunities we have in the global marketplace and is thus well positioned to develop agendas that ensure that the Board's time and attention are focused on the most critical matters.
Each of the directors, including the 2013 nominees for director, and other than Mr. Stead and Christoph Grolman, are independent (see “Independent and Non-Management Directors” below). The Board believes that the independent directors provide effective oversight of management. In addition, in October 2006, the Board of Directors appointed Mr. Armstrong as the Company's Lead Independent Director. As Lead Independent Director, Mr. Armstrong's responsibilities include:

•	scheduling meetings of the independent directors;

•	chairing the separate meetings of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and CEO on sensitive issues;

•	communicating from time to time with the Chairman and CEO and disseminating information to the rest of the Board of Directors as appropriate;

•	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•	reviewing the agenda and schedule for Board of Directors meetings and executive sessions and adding topics to the agenda as appropriate;

•	reviewing the quality, quantity, and timeliness of information to be provided to the Board;

•	being available, as appropriate, for communication with stockholders; and

•	presiding over the annual self-evaluation of the Board of Directors.
The Board believes that these responsibilities appropriately and effectively complement the Board leadership structure of IHS.
The Role of the Board of Directors in Risk Oversight
We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Management at IHS is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of the Company's risk management. With the oversight of the Board of Directors, IHS has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. At its October 2012 meeting, the Board of Directors created a Risk Committee comprised of three independent directors to assist the Board of Directors in its oversight of the Company's risk management.
Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and with IHS senior management on many core subjects, including strategy, operations, finance, human resources, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believes that the leadership structure described above in the “Board Leadership Structure” section facilitates the Board's oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, Human Resources Committee and Risk Committee, to participate actively in the oversight of management's actions.
Business Experience and Qualification of Board Members
The following discussion presents information about the persons who comprise the Board of Directors of IHS, including the two nominees for re-election.
2013 Nominees for Director
Roger Holtback, 68, has served as a member of our Board since December 2003. Since 2001, Mr. Holtback has served as Chairman of Holtback Invest AB. From 1991 to 1993, he served as a member of the Group Executive Committee of SEB and Coordinating Chairman of SEB Sweden. From 1984 to 1990, he served as President and Chief Executive Officer of Volvo Car Corporation and Executive Vice President of AB Volvo. Mr. Holtback is currently Chairman of Rullpack AB, Finnvedan Bulten AB, and the Swedish Exhibition Centre and Congress Centre. He also serves as a director of TROX AB, a member of the Stena Sphere Advisory Board and as Senior Advisor to Nordic Capital.
Mr. Holtback brings to the Board significant operational and strategic experience gained during many years in a Chief Executive Officer position. The Board also benefits from his long experience as an outside public company board member and his vast experience and perspective as a European executive leader.
Jean-Paul Montupet, 65, has served as a member of our Board since October 2012.  Mr. Montupet was chair of the Industrial Automation business of Emerson and president of Emerson Europe prior to his retirement in December 2012. Mr. Montupet joined Emerson in 1981, serving in a number of senior executive roles at the global technology provider. Mr. Montupet serves on the boards of Lexmark International, Inc. WABCO Holdings Inc., and Assurant, Inc. and is non-executive chair of the board of PartnerRE Ltd. He is also a trustee of the St. Louis Public Library Foundation and the Winston Churchill National Museum.
Mr. Montupet brings to the Board extensive international business experience, especially from Europe and Asia Pacific.
Continuing Directors with Terms Expiring at the Annual Meeting in 2014
C. Michael Armstrong, 74, has served as a member of our Board since December 2003. Mr. Armstrong served as Chairman of Comcast Corporation from 2002 until May 2004. He was Chairman and Chief Executive Officer of AT&T Corp. from 1997 to 2002, Chairman and Chief Executive Officer of Hughes Electronics Corporation from 1992 to 1997, and retired from IBM in 1991 as Chairman of IBM World Trade after a 31-year career. Mr. Armstrong serves on the board of directors of I.D.S, The Philharmonic Center for the Arts (Naples, FL), The Forum Club of Southwest Florida, the Telluride Foundation and the Marine Corps Scholarship Foundation. He is a senior advisor at SV Investment Partners and Tudor Venture Capital, and he is Chairman of John Hopkins Medicine and a Trustee of Miami University.

Mr. Armstrong brings to the Board experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic development, business development, and finance.
Brian H. Hall, 65, was appointed to our Board in March 2008. From January 2007 through August 2007, Mr. Hall served as Vice Chairman of Thomson Corporation. Previously, from 1995 through 2006, Mr. Hall served as President and CEO of Thomson Legal & Regulatory and West Publishing. Prior to joining Thomson, Mr. Hall was President of Shepard's and Executive Vice President of McGraw-Hill. Mr. Hall serves as Chairman and a member of the board of trustees of the Rochester Institute of Technology. Mr. Hall currently serves on the board of trustees for the Cheyenne Mountain Zoo and the Intergenerational Foundation. He is a former board member of Archipelago Learning, Inc., Bank One of Colorado Springs, and Ryerson of Canada.

Mr. Hall brings to the Board many years of relevant industry experience gained in executive level positions in the information services industry.
Balakrishnan S. Iyer, 56, has served as a member of our Board since December 2003. From October 1998 to June 2003, Mr. Iyer served as Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. From 1997 to 1998, he was Senior Vice President and Chief Financial Officer of VLSI Technology Inc. and, from 1993 to 1997, he was Vice President, Corporate Controller of VLSI Technology Inc. Mr. Iyer serves on the board of directors of Life Technologies, Skyworks Solutions, Power Integrations, Inc., and QLogic Corporation.
Mr. Iyer provides to the Board his expertise in corporate finance, accounting, and strategy, including experience gained as the Chief Financial Officer of two public companies. Mr. Iyer also brings a background in organizational leadership and experience serving as a public company outside director.
Jerre L. Stead, 70, was elected Chief Executive Officer of IHS in September 2006 and has served as Chairman of our Board since December 1, 2000. From August 1996 until June 2000, Mr. Stead served as Chairman of the board of directors and Chief Executive Officer of Ingram Micro Inc. Prior to that, he served as Chief Executive Officer and Chairman of the board of directors at Legent Corporation, from January 1995 to August 1995. From May 1993 to December 1994, he was Executive Vice President of AT&T and Chairman and Chief Executive Officer of AT&T Corp. Global Information Solutions (NCR Corporation). From September 1991 to April 1993, he was President and Chief Executive Officer of AT&T Corp. Global Business Communication Systems (Avaya Corporation). Mr. Stead also serves on the board of directors of Mindspeed Technologies, Inc. Mr. Stead was a director of Brightpoint, Inc. until its acquisition by Ingram Micro Inc. in 2012.
Mr. Stead has been involved in the leadership of IHS for more than 10 years and was previously the Chief Executive Officer of six different public companies. As Chairman and Chief Executive Officer, Mr. Stead brings to the Board of Directors his thorough knowledge of IHS' business, strategy, people, operations, competition, and financial position. Mr. Stead provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry, and government relationships.
Continuing Directors with Terms Expiring at the Annual Meeting in 2015
Ruann F. Ernst, 66, has served as a member of our Board since December 2006. Dr. Ernst served as Chief Executive Officer of Digital Island, Inc. from 1998 until her retirement in 2002. Dr. Ernst was Chairperson of the board of Digital Island from 1998 until the company was acquired by Cable & Wireless, Plc. in 2001. Prior to Digital Island, Dr. Ernst worked for Hewlett Packard in various management positions, including General Manager, Financial Services Business Unit. Prior to that, she was Vice President for General Electric Information Services Company and a faculty member and Director of medical computing at the Ohio State University where she managed a biomedical computing and research facility. Dr. Ernst currently serves on the board of Digital Realty Trust and is Chairman of the Board of Red Planet Capital, a NASA technology venture. She also serves as Vice Chair of the University Foundation Board and as a member of the Fisher College of Business Advisory Board at the Ohio State University. She was a founder and is Board Chair of the non-profit, HealthyLifeStars.

Dr. Ernst brings to the Board a strong technical and computing background as well as skill in the development of information technology businesses. She also has extensive experience as a member of boards where strategic planning and long-term planning are critical to the success of the enterprise.
Christoph v. Grolman, 53, was appointed to our Board in March 2007. Mr. Grolman has served as Managing Director of TBG Limited (until 2009 TBG Holdings N.V.) since March 2007. From December 2006 to March 2007, Mr. Grolman served as Executive Director of TBG. From 2002 to 2006 he held the position of Executive Vice President of TBG, responsible for an industrial operating group and venture investments. Prior to joining TBG, he was a consultant with Roland Berger & Partner Management Consultants in Munich.
Mr. Grolman brings to our Board a wealth of experience in global business operations, strategic acquisitions, and financial strategies for a diverse portfolio of investments.
Richard W. Roedel, 63, has served as a member of our Board since November 2004. Mr. Roedel also serves as a director of Sealy Corporation, Lorillard, Inc., Six Flags Entertainment Corporation, and Luna Innovations Incorporated. Mr. Roedel is chairman of the audit committees of Sealy and Lorillard, and a member of the audit committee of Six Flags. Mr. Roedel also serves as the lead independent director of Lorillard and non-executive chairman of Luna. He is also a director of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening audit committees, and Broadview Network Holdings, Inc, a private company. Mr. Roedel was a director of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade was acquired by Siemens AG and was a director of Brightpoint, Inc. until its acquisition by Ingram Micro Inc. in 2012. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from November 2002 until June 2005, including chairman and chief executive officer. Mr. Roedel is a certified public accountant.
Mr. Roedel provides to the Board of Directors expertise in corporate finance, accounting, and strategy. He brings experience gained as the Chief Executive Officer and/or director of several companies.

Organization of the Board of Directors
The Board held seven meetings during the fiscal year ended November 30, 2012. At each meeting, the Chairman was the presiding director. Each director attended at least 75 percent of the total regularly scheduled and special meetings of the Board and the committees on which they served with the exception of Mr. Klein. Mr. Klein attended all regularly scheduled Board meetings; however, he was only able to attend 73 percent of the combined Board, committee and special meetings. As stated in our Governance Guidelines, our Board expects each director to attend our Annual Meeting of Stockholders, although attendance is not required. At the 2012 Annual Meeting of Stockholders, all of our directors were in attendance.
For 2012, our Board had three standing committees: the Audit Committee, the Human Resources Committee, and the Nominating and Corporate Governance Committee. The Board recently created a Risk Committee that will begin meeting in fiscal year 2013. We believe that all members of the Audit, Human Resources, Nominating and Corporate Governance and Risk Committees meet the independence standards of the New York Stock Exchange and SEC rules and regulations. The Board has approved a charter for each of the Audit, Human Resources and Nominating and Corporate Governance committees, each of which can be found on our website at www.ihs.com. The charter for the newly formed Risk Committee is expected to be approved by the Board in 2013.
Independent and Non-Management Directors
We believe that all of our directors other than Messrs. Stead and Grolman are “independent directors,” based on the independence standards described above. All of our directors other than Mr. Stead are non-management directors.
In accordance with the IHS Corporate Governance Guidelines, the independent directors designated Mr. Armstrong as Lead Independent Director. The Lead Independent Director chairs executive sessions of the independent directors. During our 2012 fiscal year, the independent directors of the Board met four times without the presence of management.
Simultaneous Service on Other Public Company Boards
Although the Board does not have a mandatory policy limiting the number of boards on which a director may serve, our Board has adopted Governance Guidelines (available at www.ihs.com) indicating that directors should not serve on more than five boards of public companies while serving on the Company's Board.
The Governance Guidelines also explain that, if a member of the Company's Audit Committee simultaneously serves on the audit committees of more than three public companies, and the Company does not limit the number of audit committees on which its audit committee members may serve to three or less, then in each case, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company's Audit Committee.
The Board has determined that the service of Mr. Roedel and Mr. Iyer on the audit committees of three public companies in addition to the Company's Audit Committee does not impair Mr. Roedel's and Mr. Iyer's ability to serve effectively on the Company's Audit Committee.
Code of Conduct
We have adopted a Code of Business Conduct and Ethics as our “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Our Code of Business Conduct and Ethics also meets the New York Stock Exchange requirements for a “code of conduct.” Our Code of Business Conduct and Ethics applies to our directors as well as all of our principal executive officers, our financial and accounting officers, and all other employees of IHS.
Our Code of Business Conduct and Ethics, as well as our Governance Guidelines, are available on our website at www.ihs.com. If we approve any substantive amendment to our Governance Guidelines or our Code of Conduct, or if we grant any waiver of the Code of Conduct to the Chief Executive Officer, the Chief Financial Officer, or the Chief Accounting Officer, we intend to post an update on the Investor Relations page of the Company's website (investor.ihs.com) within five business days and keep the update on the site for at least one year.
Communications with the Board
The Board has a process for stockholders or any interested party to send communications to the Board, including any Committee of the Board, any individual director, or our non-management directors. If you wish to communicate with the Board as a whole, with any Committee, with any one or more individual directors, or with our non-management directors, you may send your written communication to:
Stephen Green
Executive Vice President, Legal and Corporate Secretary
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112
Communications with Non-Management Directors
Interested parties wishing to reach our independent directors or non-management directors may address the communication to our Lead Independent Director, Mr. Armstrong, on behalf of the non-management directors. Address such communications as follows:
C. Michael Armstrong
Lead Independent Director
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112
Depending on how the communication is addressed and the subject matter of the communication, either Mr. Armstrong or Mr. Green will review any communication received and will forward the communication to the appropriate director or directors.
Composition of Board Committees
The Board had three standing committees in fiscal year 2012, and with the addition of the Risk Committee will have four standing committees in 2013, with duties, membership, and number of meetings for each as shown below.

Name	Audit	Human Resources	Nominating and Corporate Governance

C. Michael Armstrong		✓	Chair
Ruann F. Ernst		✓
Brian H. Hall		Chair	✓
Roger Holtback	✓
Balakrishnan S. Iyer	Chair		✓
Richard W. Roedel	✓		✓
2012 Meetings	9	4	4

The Risk Committee will begin meeting in fiscal year 2013, as described below.

Audit Committee
Members:
Balakrishnan S. Iyer, Chairman
Roger Holtback
Richard W. Roedel
The Audit Committee assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our independent registered public accountant's qualifications, independence, and performance, (iii) the performance of our internal audit function, and (iv) our compliance with legal and regulatory requirements. The Audit Committee is governed by a charter, a copy of which may be found at the Company's website www.ihs.com. The Audit Committee has sole responsibility for the engagement or termination of our independent accountants. As required by the Audit Committee Charter, all members of the Audit Committee meet the criteria for “independence” within the meaning of the standards established by the New York Stock Exchange, the Company's Corporate Governance Guidelines, and the Audit Committee Charter. Each member of the Audit Committee is financially literate and each member has accounting or related financial management expertise as required by New York Stock Exchange listing standards. In addition, the Board has determined that each member of the Audit Committee meets the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.
Human Resources Committee
Members:
Brian H. Hall, Chairman
C. Michael Armstrong
Ruann F. Ernst
The Human Resources Committee has been created by our Board to (i) oversee our compensation and benefits policies generally, (ii) evaluate executive officer performance and review our management succession plan, (iii) oversee and set compensation for our executive officers, (iv) review and discuss the Compensation Discussion and Analysis disclosure with management and provide a recommendation to the Board regarding its inclusion in the Company's annual proxy statement, and (v) prepare the report on executive officer compensation that the SEC rules require to be included in the Company's annual proxy statement. The Human Resources Committee is governed by a charter, a copy of which is available at the Company's website www.ihs.com. See “Compensation Discussion and Analysis” below for a more detailed description of the functions of the Human Resources Committee. All members of the Human Resources Committee are “independent” as required by our Corporate Governance Guidelines and the Human Resources Committee Charter.
Nominating and Corporate Governance Committee
Members:
C. Michael Armstrong, Chairman
Brian H. Hall
Balakrishnan S. Iyer
Richard W. Roedel
The Nominating and Corporate Governance Committee has been created by our Board to (i) identify individuals qualified to become board members and recommend director nominees to the Board, (ii) recommend directors for appointment to committees established by the Board, (iii) make recommendations to the Board as to determinations of director independence, (iv) oversee the evaluation of the Board, (v) make recommendations to the Board as to compensation for our directors, and (vi) develop and recommend to the Board our corporate governance guidelines and code of business conduct and ethics. The Nominating and Corporate Governance Committee is governed by a charter. A more detailed description of the functions of the Nominating and Corporate Governance Committee can be found under “Director Nominations” in this Proxy Statement, and in the Nominating and Corporate Governance Committee Charter, a copy of which can be found at the Company's website www.ihs.com. All members of the Nominating and Corporate Governance Committee are “independent” as required by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter.

Risk Committee
Members:
Richard W. Roedel, Chairman
Ruann F. Ernst
Jean-Paul Montupet
The Risk Committee created by our Board will begin meeting in fiscal year 2013. The Risk Committee has been created by our Board to assist our Board in oversight of the Company's management of key risks as well as the Company's policies and processes for monitoring and mitigating such risks. All members of the Risk Committee are independent.
Director Nominations
Our Board nominates directors to be elected at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or election.
In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, and skills. The Nominating and Corporate Governance Committee will select candidates for director based on the candidate's character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders (without regard to whether the candidate has been nominated by a stockholder).
The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to IHS and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and preferably multiple, members of the Board to meet the criteria established by the SEC for an “audit committee financial expert,” and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.
Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate's prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue his or her service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board, or other event, the Nominating and Corporate Governance Committee will consider various candidates for membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee, or by any nomination properly submitted by a stockholder pursuant to the procedures for shareholder nominations for directors provided in “Stockholder Proposals for the 2014 Annual Meeting” in this Proxy Statement. As a matter of policy, candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms, or other sources. In 2011, the Nominating and Corporate Governance Committee engaged Spencer Stuart to assist with identifying qualified Board candidates, which resulted in the election of Mr. Montupet to the Board.
Director Stock Ownership Guidelines
We believe that our nonemployee directors should have a significant equity interest in the Company. Our Board has adopted an ownership policy that requires directors to hold shares of our common stock with a market value of at least five times the Board's annual cash retainer. Vested stock units for which receipt of the stock has been deferred until after termination of service count towards the holding requirements. Unvested awards do not count towards the ownership guidelines. Directors have three years to achieve the holding requirement. Directors are not allowed to sell shares until they reach the guideline. As of the Record Date, all of our directors, except for Mr. Montupet, who was appointed to the Board in October 2012, held shares in excess of their holding requirement.

Director Compensation
Our nonemployee directors receive compensation for their service on our Board. The compensation is comprised of cash retainers and equity awards. In addition, our nonemployee directors are reimbursed for reasonable expenses.

Director Compensation	2012 ($)
Board Retainer	90,000
Committee Chair Retainer
—Audit Committee	30,000
—Human Resources Committee	30,000
—Nominating and Corporate Governance Committee	17,500
Committee Member Retainer
—Audit Committee	15,000
—All Other Committees	10,000
Lead Independent Director Retainer	30,000
Annual Equity Award	150,000
Initial Equity Award	150,000

No Committee Chair or Committee member retainers were paid in fiscal year 2012 with respect to the Risk Committee, which was created by the Board in October 2012 and will begin meeting in fiscal year 2013. In creating the Risk Committee, the Board approved an annual Chair retainer of $30,000 and annual member retainer of $10,000 for the Risk Committee for fiscal 2013.
All equity awards for nonemployee directors will be issued pursuant to the IHS Inc. 2004 Directors Stock Plan ("Directors Stock Plan"). The Board Retainer and certain other retainers may be converted into deferred stock units or deferred under the Directors Stock Plan.
We provide liability insurance for our directors and officers.

Director Compensation During Fiscal Year 2012
The following table sets forth information concerning the compensation of our nonemployee directors during the fiscal year ended November 30, 2012. Directors did not receive any stock option awards during fiscal year 2012.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		Total ($)
C. Michael Armstrong	147,500		149,988		3,319	(3)	300,807
Ruann F. Ernst	100,000		149,988				249,988
Christoph v. Grolman	89,957	(1)	149,988				239,945
Brian Hall	129,948	(1)	149,988				279,936
Roger Holtback	104,965	(1)	149,988				254,953
Balakrishnan S. Iyer	130,000		149,988				279,988
Michael Klein (4)	100,000		149,988				249,988
Jean-Paul Montupet	15,000		162,517	(5)			177,517
Richard W. Roedel	104,965	(1)	149,988				254,953

(1)
Includes the value of deferred stock units granted to each of Messrs. Grolman, Hall, Holtback, and Roedel. These directors elected to receive deferred stock units in lieu of their Board and Committee cash retainers. The deferred units will be distributed in shares of IHS common stock after the director's service terminates.

(2)
On each December 1, the first day of the Company's fiscal year, nonemployee directors each receive an annual award of Restricted Stock Units with a market value of $150,000. These units vest one year from the date of grant. The valuation of the stock awards reported in this table is the grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in fiscal year 2012. Any estimated forfeitures are excluded from values reported in this table. The aggregate number of stock awards held by each director on November 30, 2012, the last day of fiscal year 2012, is as follows:

Name	Deferred Stock Units Received in Lieu of Cash Retainers (a)	Deferred and Unvested Stock Awards (b)	Total Stock Awards Outstanding at Fiscal Year-End
C. Michael Armstrong	—	18,238	18,238
Ruann F. Ernst	—	17,149	17,149
Christoph v. Grolman	1,019	3,761	4,780
Brian H. Hall	5,045	13,223	18,268
Roger Holtback	8,618	18,238	26,856
Balakrishnan S. Iyer	—	18,238	18,238
Michael Klein	—	10,695	10,695
Jean-Paul Montupet	—	1,793	1,793
Richard W. Roedel (c)	8,939	18,238	27,177

(a)	This column represents deferred stock units that the Director has acquired during his term in lieu of receiving Board and/or Committee retainers in cash.

(b)
This column represents the sum of (i) unvested restricted stock units, and (ii) vested restricted stock units that have a deferred payment date. These restricted stock units were granted under the terms of our Directors Stock Plan. The grants have a one year vesting schedule, and receipt of shares may be deferred. Directors may choose to receive the shares at vest, or defer delivery of shares until after the director's service terminates. None of Mr. Montupet's awards listed in this column are vested. For directors other than Mr. Montupet, all but 1,699 units each are vested.

(c)	Mr. Roedel has gifted all of his equity grants to his spouse.

(3)
Prior to fiscal year 2012, Mr. Armstrong had elected to defer certain retainers in cash. These deferred cash amounts earn interest at a rate of five percent each year and are to be paid after the director's termination of service.

(4)	Mr. Klein will resign at the end of his term, effective April 10, 2013.

(5)
Under the terms of the Director Stock Plan, upon first appointment to the Board, directors receive an award of RSUs with a market value of $150,000 and a pro-rated annual grant described in footnote (2) above. The amount in this column for Mr. Montupet is the sum of the value of these two grants.

Officers
Set forth below is information concerning our executive officers as of February 14, 2013.

Name	Age	Position
Jerre L. Stead	70	Chairman of the Board and Chief Executive Officer
Scott Key	54	President and Chief Operating Officer
Daniel Yergin	66	Vice Chairman
Richard G. Walker	49	Executive Vice President, Global Finance
Arshad Matin	49	Executive Vice President, Global Products and Services
Stephen Green	60	Executive Vice President, Legal and Corporate Secretary
Stephanie Buscemi	41	Senior Vice President, Chief Marketing Officer
Jaspal Chahal	47	Senior Vice President and General Counsel
Todd Hyatt	52	Senior Vice President , Chief Financial and IT Officer
Heather Matzke-Hamlin	45	Senior Vice President and Chief Accounting Officer
Jane Okun Bomba	50	Senior Vice President and Chief Sustainability, Investor Relations, and Communications Officer
Jeffrey Sisson	56	Senior Vice President and Chief Human Resources Officer
Brian Sweeney	52	Senior Vice President, Global Sales
Executive officers are appointed by our Board. Information about Mr. Stead is provided under “Continuing Directors with Terms Expiring at the Annual Meeting in 2014” in this Proxy Statement. A brief biography for each of our other executive officers follows.
Scott Key has served as President and Chief Operating Officer of IHS since January 2011. He served as Senior Vice President, Global Products and Services, from January through December 2010. Mr. Key joined IHS in 2003 to lead strategy, marketing, and product teams for the IHS energy business and has led transformation and growth across IHS operations in his nine years with the company. He was involved in supporting the IHS IPO, led corporate marketing and strategic planning, and has led acquisition integration efforts, including the largest IHS acquisitions. During his tenure at IHS, Mr. Key has held leadership positions that span each of the Company's information and insight assets in economics, energy, country risk, product design, supply chain and environment.
Previously, he served as President and Chief Operating Officer of IHS Global Insight since September 2008. Based in London in 2007-2008, he served as President and Chief Operating Officer of Jane's and chairman of IHS Fairplay. In addition, Mr. Key led the EMEA/APAC sales organization as IHS integrated sales team on a global basis. Based in Denver 2003-2007, he served as Senior Vice President of Corporate Strategy and Marketing, and led Energy Strategy, Products, Marketing and Software Development. Prior to joining IHS in 2003, he served as a senior executive in energy technology and services, based in Houston. Mr. Key served as deepwater development manager for Vastar Resources from 1998 to 2000 and was employed by Phillips Petroleum in a range of international and US domestic roles of increasing scope from 1987 to 1998.
Mr. Key holds bachelor of science degrees in both physics and mathematics from the University of Washington in Seattle as well as a master's degree in geophysics from the University of Wyoming.
Daniel Yergin was appointed Vice Chairman of IHS in July 2012. Previously he was Executive Vice President and Strategic Advisor for IHS from September 2006 to June 2012. Dr. Yergin also serves as Chairman of IHS CERA, a position he has held since 1983. Dr. Yergin founded CERA in 1982 and the business was acquired by IHS in 2004. He is a Pulitzer Prize winner, a member of the Board of the United States Energy Association, and a member of the National Petroleum Council and serves on the US Secretary of Energy Advisory Board. He chaired the US Department of Energy's Task Force on Strategic Energy Research and Development. He is also a Trustee of the Brookings Institution and a Director of the US-Russian Business Council and the New America Foundation.
Dr. Yergin received his bachelor of arts degree from Yale University and his doctor of philosophy degree from the University of Cambridge, where he was a Marshall Scholar.
Richard G. Walker was named Executive Vice President, Global Finance in January 2013 to lead our global finance organization, corporate development and acquisition integration efforts. Mr. Walker joined IHS in December

2006 and had served as Chief Financial Officer, Senior Vice President & Chief Strategy Officer with prior leadership responsibility in Strategy, Marketing, Corporate Development and Alliances.
Prior to joining IHS, Mr. Walker was Chief Operating Officer at Autobytel Inc., where he had also served as Executive Vice President of Corporate Development and Strategy since January 2003. Previously, Mr. Walker served as Vice President for LoneTree Capital Management from August 2000 to December 2002. Prior to that, he was the Vice President of Corporate Development for MediaOne from April 1997 to July 2000.
Prior to joining MediaOne, Mr. Walker had been with US WEST Communications since 1991, where he was Executive Director of Corporate Development and also held various leadership positions in investor relations, business development, and strategic marketing. Mr. Walker began his career in 1986 as a certified public accountant with Arthur Andersen & Co. in Atlanta, Georgia.
Mr. Walker graduated magna cum laude with a bachelor of science degree in business from the University of Colorado and holds a master's degree in business administration from the University of Denver.
Arshad Matin was named Executive Vice President, Global Products and Services in December 2012. Mr. Matin previously served as Executive Vice President, Information Research and Commercial Management from June 2012 to December 2012, and as Executive Vice President of IHS Information and Insight Operations and Research and Analysis from January 2012 to June 2012. Mr. Matin joined IHS through the acquisition of Seismic Micro-Technology (SMT) in August 2011 where he was President, Chief Executive Officer, and board member since 2007. He served as our Strategic Advisor between August 2011 and January 2012. Before joining SMT, Mr. Matin was general manager of an enterprise security business at Symantec Corporation which he joined in January 2006 through the company's acquisition of BindView Corporation. At BindView, Mr. Matin was president and chief operating officer. Prior to BindView, Mr. Matin was a partner at the Houston office of McKinsey & Company where he served clients in both high tech and energy industries. He started his career as software developer for Oregon-based Mentor Graphics Corporation.
Mr. Matin earned his master's degree in business administration from the Wharton School, a master of science degree in computer engineering from the University of Texas at Austin, and a bachelor of engineering degree in electrical engineering from Regional Engineering College in India.
Stephen Green was named Executive Vice President, Legal and Corporate Secretary in April 2012. Mr. Green previously served as Senior Vice President and General Counsel of IHS from 2003 through March 2012. He was Vice President and General Counsel of IHS from 1996 to 2003 and was appointed Senior Vice President and General Counsel in December 2003. Mr. Green joined the legal department of TBG Holdings N.V. (“TBG”) in 1981.
Mr. Green holds a bachelor's degree from Yale University and a juris doctorate from Columbia Law School.
Stephanie Buscemi was named Senior Vice President and Chief Marketing Officer in September 2012. Prior to joining IHS, Ms. Buscemi served as Senior Vice President of Solutions Marketing at SAP from January 2012 to September 2012, responsible for go-to-market strategy for SAP's application and technology portfolios. From 2007 to 2012, Ms. Buscemi served as Group Vice President, Solutions Marketing, managing the go-to-market strategy for SAP's Business Intelligence, Analytics and Performance Management Applications. Prior to joining SAP, Ms. Buscemi spent nearly ten years at Hyperion Solutions, acquired by Oracle, in various marketing leadership positions.
Ms. Buscemi has a bachelor's degree from the University of California, Los Angeles.
Jaspal Chahal was appointed Senior Vice President and General Counsel in April 2012. Ms. Chahal previously served as Vice President and Chief Legal Counsel for IHS from 2008 to 2012. Prior to joining IHS, Ms. Chahal was European General Counsel and Chief Privacy Officer of Acxiom Ltd. from 2003 to 2007.
Ms. Chahal holds master and bachelors of law degrees from London University and qualified as a solicitor in the UK.
Todd Hyatt was named Senior Vice President-Chief Financial and IT Officer in January 2013 to lead our global accounting and financial planning and analysis teams as well as the company's worldwide IT operations. He served as Senior Vice President and Chief Information Officer since October 2011 and Senior Vice President-Vanguard since 2010, leading the company's business transformation efforts. Mr. Hyatt previously served as Senior Vice

President-Financial Planning & Analysis from 2007-2010. He also served as chief financial officer leading the Finance organization for the company's engineering segment from 2005-2007.
Prior to joining IHS, Mr. Hyatt served as Vice President for Lone Tree Capital Management, a private equity firm. During his career, he also has worked for U S WEST / MediaOne where he was an Executive Director in the Multimedia Ventures organization and for AT&T. He started his career in public accounting, working at Arthur Young and Arthur Andersen.
Mr. Hyatt has a bachelor’s degree in accounting from the University of Wyoming and a master’s degree in management from Purdue University.
Heather Matzke-Hamlin has served as Senior Vice President and Chief Accounting Officer since February 2005. Prior to joining IHS, Ms. Matzke-Hamlin was Director of Internal Audit at Storage Technology Corporation from February 1999 to February 2005. Prior to joining StorageTek, she spent over nine years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services.
Ms. Matzke-Hamlin holds a bachelor's degree in accounting from Indiana University and is a Certified Public Accountant in the state of Colorado.
Jane Okun Bomba was named Senior Vice President and Chief Sustainability, Investor Relations, and Communications Officer in March 2011. Ms. Okun Bomba previously served as Senior Vice President, Investor Relations and Chief Customer Process Officer from August 2007 through March 2011 and as Senior Vice President, Investor Relations and Corporate Communications from November 2004 through August 2007.  From 2002 to 2004, Ms. Okun Bomba was a partner with Genesis, Inc., a strategic marketing firm also specializing in investor relations. Prior to that, she was Vice President, Investor Relations and Corporate Communications of Velocom, Inc., from 2000 to 2001, and Executive Director, Investor Relations of Media One Group from 1998 to 2000. Prior to joining Media One, Ms. Okun Bomba headed Investor Relations at Northwest Airlines, where she also held multiple corporate finance positions.
Ms. Okun Bomba holds a bachelor's degree and a master's degree in business administration from the University of Michigan.
Jeffrey Sisson was appointed Senior Vice President and Chief Human Resources Officer in January 2008. Previously, beginning in January 2005, he was Senior Vice President of Global Human Resources of IHS. From September 2002 to January 2005, Mr. Sisson was a Principal in Executive Partners, a private human resources consulting firm. From July 2001 to August 2002, Mr. Sisson was Senior Vice President, Human Resources for EaglePicher, Inc. From March 2000 to July 2001, he was Senior Director, Human Resources for Snap-on Incorporated. From February 1998 to February 2000, he was Director, Human Resources for Whirlpool Corporation.
Mr. Sisson holds a bachelor's degree and a master's degree from Michigan State University.
Brian Sweeney was named Senior Vice President-Global Sales in October 2011, with full responsibility for IHS global sales strategy, operations, and execution for all product and services, managing field sales, inside sales, and channel sales across the full breadth of IHS customer relationships.
Prior to joining IHS, Mr. Sweeney served as Vice President-America Software & Solutions for Hewlett-Packard since 2009. From 2005 to 2009, he served as Senior Vice President-US Commercial Federal & Legal Markets for LexisNexis and from 2003 to 2005, he served as Group Vice President, North American Strategic Accounts for Oracle. Mr. Sweeney has also held sales leadership positions with Siebel Systems and IBM.
Mr. Sweeney holds a bachelor’s degree in marketing from Eastern Illinois University.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information as of February 14, 2013, as to shares of our Class A common stock beneficially owned by: (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our executive officers listed in the Summary Compensation Table under “Executive Compensation” in this Proxy Statement, (iii) each of our directors, and (iv) all our directors and executive officers as a group.
The percentage of common stock beneficially owned is based on 65,762,712 shares of Class A common stock outstanding as of the Record Date, February 14, 2013. There are no shares of Class B common stock outstanding. In accordance with SEC rules, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table each have sole voting and investment power with respect to all shares of common stock beneficially owned by them. No shares of common stock held by our directors or officers have been pledged.

	Number of	% of Class
	Common Shares	and
	Beneficially	Total Voting
Name and Address of Beneficial Owner (1)	Owned (2)	Power
Jerre L. Stead (3)	432,589	*
Scott Key	53,222	*
Daniel Yergin (4)	24,298	*
Richard G. Walker	30,328	*
Arshad Matin	2,859	*
C. Michael Armstrong	41,888	*
Ruann F. Ernst	17,149	*
Christoph v. Grolman	5,752	*
Brian H. Hall	19,673	*
Roger Holtback	37,563	*
Balakrishnan S. Iyer (5)	30,738	*
Michael Klein (6)	10,695	*
Jean-Paul Montupet	1,000	*
Richard W. Roedel (7)	51,210	*
All current directors and executive officers as a group (22 persons)	907,519

T. Rowe Price Associates (8)	9,708,375	14.8%
Artisan Investment Corporation (9)	4,786,537	7.2%
Conscientia Investments Limited (10)	4,708,859	7.2%
Wellington Management Company, LLP (11)	3,570,001	5.4%

* Represents less than 1 percent.

(1)	Unless otherwise stated below, the address of each beneficial owner listed on the table is “c/o IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112.”

(2)
The number of shares reported as owned in this column includes options exercisable within 60 days and deferred stock units, as described in the table below. The number of shares reported as owned in this column excludes unvested restricted stock units that are reported for the executive officers on the Securities and Exchange Commission Form 4, Table 1 — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned. The number of shares reported as owned also excludes performance-based restricted stock units held by our executive officers that may be payable in common stock depending upon the achievement of certain performance goals. Details of these holdings as of February 14, 2013, are described in the following table.

	Included in Security Ownership Table Above		Excluded in Security Ownership Table Above
Name	Options Exercisable Within 60 Days	Deferred Stock Units	Unvested Restricted Stock Units With Time Based Vesting	Unvested Restricted Stock Units With Performance Based Vesting (a)
Jerre L. Stead	—		4,150	65,000
Scott Key	—		37,251	100,000
Daniel Yergin	—		138,000	60,000
Richard Walker	—		3,800	40,400
Arshad Matin	—		—	43,500
C. Michael Armstrong	—	18,238	1,621	—
Ruann F. Ernst	—	15,450	1,621	—
Christoph v. Grolman	—	5,752	1,621	—
Brian H. Hall	—	19,673	1,621	—
Roger Holtback	—	25,157	1,621	—
Balakrishnan S. Iyer	—	16,539	1,621	—
Michael Klein	—	8,996	1,621	—
Jean-Paul Montupet	—	—	3,414	—
Richard W. Roedel	—	28,609	1,621	—
All current directors and executive officers as a group (22 persons)	5,000	138,414	237,385	441,525
(a) Performance-based restricted stock units are reported at target performance level.

(3)	Mr. Stead's reported ownership includes 258,889 shares held by JMJS II LLP, a family trust.

(4)	Mr. Yergin's reported ownership includes 12,000 shares held in an irrevocable family trust.

(5)	Mr. Iyer's reported ownership includes 12,500 shares held in irrevocable trusts for his children.

(6)	Mr. Klein will resign at the end of his term, effective April 10, 2013.

(7)	Mr. Roedel's wife is the holder of all of his reported ownership. Mr. Roedel disclaims beneficial ownership of these shares.

(8)
This information was obtained from the Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates") on February 11, 2013. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates has sole voting power over 2,740,459 shares and sole dispositive power over 9,708,375 shares.

(9)
This information was obtained from the Schedule 13G/A filed with the SEC by Artisan Partners Holdings LP ("Artisan Partners") on February 6, 2013. These securities have been acquired on behalf of discretionary clients of Artisan Partners, 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, has an economic interest in more than five percent of the class. Artisan Partners has shared voting power over 4,578,354 shares and shared dispositive power over 4,786,537 shares.

(10)
This information was obtained from the Schedule 13G/A filed with the SEC by Conscientia Investment Limited, a Malta company ("Conscientia") on June 25, 2012. The sole owner of Conscientia is TBG Limited, a Malta company (“TBG”). TBG is owned by Favorita Holding Limited (except for one non-voting and non-participating share which is owned Kaszony Limited, a Malta company, in its capacity as the sole trustee of the TB Continuity II Trust), which is owned by TB Continuity Trust II, a Cayman Islands trust (except for one non-voting and non-participating share which is owned by Kaszony Limited in its capacity as the sole trustee of the TB Continuity Trust II Trust), of which Georg Heinrich Thyssen-Bornemisza is the sole primary beneficiary. The address of Conscientia is Level 8, Bay Street Complex, St. George's Bay, St. Julian's STJ 3311, Malta.

(11)
This information was obtained from the Schedule 13G filed with the SEC by Wellington Management Company, LLP ("Wellington Management") on February 14, 2013. These securities are owned of record by clients of Wellington Management, 280 Congress Street, Boston, MA 02210. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of the class. Wellington Management has shared voting power over 2,499,200 shares and shared dispositive power over 3,570,001 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Officers, directors, and greater than 10 percent stockholders are required to furnish us with copies of all Forms 3, 4, and 5 that they file.
Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that, during the last fiscal year, all filings required under Section 16(a) applicable to the Company's officers, directors, and 10 percent stockholders were timely.

Report of the Audit Committee
The following report of the Audit Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company's accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by the Company's independent registered public accountants and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. The Company's management is responsible for preparing the Company's financial statements. The independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent registered public accountants.
To fulfill that responsibility, the Audit Committee has regularly met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company's consolidated financial statements for fiscal year 2012 were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.
The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol.1, AU Section 380) as adopted by the Public Company Accounting Oversight Board Rule 3200T.
As part of that review, the Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm's independence from the Company and its management, including any matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants' independence.
The Audit Committee has discussed with internal accountants and independent registered public accountants, with and without management present, its evaluations of the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting.
In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee approved and recommended to the Board the inclusion of the audited financial statements for fiscal year 2012 in the IHS Annual Report on Form 10-K for filing with the SEC.
Respectfully submitted on February 22, 2013, by the members of the Audit Committee of the Board:
Mr. Balakrishnan S. Iyer, Chairman
Mr. Roger Holtback
Mr. Richard W. Roedel

Report of the Human Resources Committee
The following report of the Human Resources Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Human Resources Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis section of this Proxy Statement, as required by Item 402(b) of SEC Regulation S-K. Based on such review and discussion, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted on February 22, 2013, by the members of the Human Resources Committee of the Board:
Mr. Brian H. Hall, Chairman
Mr. C. Michael Armstrong
Dr. Ruann F. Ernst
Mr. Michael Klein*

* Mr. Klein will resign at the end of his current term, effective April 10, 2013.

Compensation Discussion and Analysis
Introduction
The Compensation Discussion and Analysis will focus on the following:

•	The objectives of our executive compensation program, including the performance it is designed to motivate and reward;

•	The elements of our executive compensation program and their purposes; and

•	How we make compensation decisions and determine the amount of each element of compensation, in general and in fiscal year 2012.
Executive Summary
During 2012, we continued to build IHS into a world-renowned company providing information and insight in the most important, collective areas that shape today's business landscape. While navigating through the continued global economic uncertainty, the fundamentals of our organization have remained consistent: a focus on delighting the customer in everything we do and creating value and opportunity for our stockholders and colleagues. In 2012, our compensation and incentive structure continued to focus on our key business objectives and has been instrumental in driving performance. We reward colleagues for performance, for demonstrating our values, and for sharing mutual accountability for the long-term success of IHS. We believe this structure works because we have had significant company growth, as evidenced by the financial metrics described in the table below.

KEY FINANCIAL RESULTS
	1 Year Compound Annual Growth Rate	3 Year Compound Annual Growth Rate	5 Year Compound Annual Growth Rate
Revenue	15.4%	17.1%	17.7%
Corporate Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Margin (1)	21.1%	21.0%	24.2%

Share Price at Calendar Year End (December 31, 2012, 2009 and 2007 respectively)	$96.00	$54.81	$60.56

(1)
Adjusted EBITDA is a non-GAAP financial measures used to supplement our financial statements, which are based on U.S. generally accepted accounting principles (GAAP). Definitions of non-GAAP measures as well as reconciliations of comparable GAAP measures to non-GAAP measures are provided with the schedules to each of our quarterly earnings releases. The most recent non-GAAP reconciliations were furnished as an exhibit to a Form 8-K dated January 8, 2013, and are available at our website (www.ihs.com).

Despite delivering strong results on a year-over-year basis, we did fall below our external guidance in 2012. We ranked at the 33rd percentile of our peers for our one-year shareholder return and at the 68th percentile of our peers for our five-year shareholder return, as described in the table below. Because our compensation program is largely driven by performance, as we will describe in this report, our Named Executive Officers ("NEOs") benefit most when we meet key business objectives and shareholder value increases.

	Annualized Total Stockholder Return*
Company	1-Year	3-Year	5-Year
CORPORATE EXECUTIVE BOARD CO	26.5%	29.6%	(1.8)%
DUN & BRADSTREET CORP	7.2%	(0.4)%	(0.6)%
EQUIFAX INC	41.9%	22.3%	9.4%
FACTSET RESEARCH SYSTEMS INC	2.2%	11.5%	11.0%
GARTNER INC	32.4%	36.6%	21.3%
MCGRAW-HILL COMPANIES INC	29.8%	22.5%	8.3%
MOODYS CORP	51.8%	25.4%	8.8%
MSCI INC	(5.9)%	(0.9)%	(4.2)%
NIELSEN HOLDINGS N.V.(1)*	3.0%	—	—
SOLERA HOLDINGS, INC	21.2%	15.0%	17.3%
THOMSON REUTERS CORP	14.0%	0.4%	(3.0)%
VERISK ANALYTICS INC	27.0%	19.0%	—

IHS INC	11.4%	20.5%	9.7%

25th Percentile	6.2%	5.9%	(1.5)%
Median	23.8%	19.0%	8.6%
75th Percentile	30.5%	24.0%	10.6%
IHS Percentile Rank	33%	55%	68%
S&P 500 COMP-LTD	16.0%	10.9%	1.7%
DOW JONES INDUSTRIALS - 30 STK	9.4%	10.6%	2.5%
NASDAQ INDEX COMPOSITE	15.9%	10.0%	2.6%
*As of December 31, 2012

In 2012, 96 percent of our stockholders who voted at the meeting approved our advisory vote on executive compensation. Based on this level of stockholder support, we believe that our compensation and incentive structure aligns executive performance with stockholder value.

Our compensation philosophy is critical to the creation of a performance-based culture; it rewards colleagues for our collective performance and for demonstrating our values. This compensation philosophy has been a significant contributor to our success not only in 2012, but in all the years we have been a public company. We have also built a strong alignment with stockholders through our equity program--a critical element of our performance-based culture.

The average pay mix for the Chairman/CEO and other executive officers is shown below and reflects our alignment with stockholders.

Our compensation programs drive the behaviors necessary to meet or exceed our corporate objectives. Such success ultimately rewards all IHS stakeholders: customers, colleagues, and you, our valued stockholders.
The structure of our executive compensation programs is no different in terms of supporting our Company's overall objectives. Well-structured executive compensation arrangements require balance. This is because well-designed compensation programs must reflect many important business variables and time frames. Some of the most important variables that must be managed include:

•	Alignment with Company strategy and performance across time (i.e., short-, intermediate-, and long-term performance);

•	Design that properly encourages the necessary balance between short-term results and greater long-term value;

•	Attraction, retention, and development of key executive talent;

•	Competitiveness with prevailing practices in both level and mix of pay;

•	Program design and overall mix of compensation consistent with both managerial effectiveness and sound governance;

•	Equitable and sensible progression of opportunities across senior positions, including consideration of succession planning;

•	Consistent program design that can be reasonably applied to a broader cross-section of positions other than just NEOs; and

•	Sensible, sustainable, and proportionate sharing of Company success between stockholders and employees.

Balancing these multi-faceted objectives is what the compensation programs at IHS are intended to do. We believe the programs and related pay opportunities allow us to achieve these objectives in a prudent and effective way. The executive compensation structure at IHS is straightforward, competitive in the marketplace, has a strong emphasis on performance (more than many), and is one that stockholders can strongly support.

Total Compensation
Base Salary
Annual Bonus
Long Term Incentives
Retirement, Health, and Welfare Benefits
Adjusted EBITDA
Adjusted EPS
Customer Delight
Performance Restricted Stock Units
Revenue Growth
EBITDA Growth

We have implemented this structure in a way that supports and properly balances the items outlined above, as described in greater detail below.
Objectives of the Executive Compensation Program
The objectives of our executive compensation program are to:

•	Align executive compensation with key stakeholder interests;

•	Attract, retain, motivate, and develop highly qualified executive talent; and

•	Provide appropriate rewards for the achievement of business objectives and growth in stockholder value.
Design of the Total Compensation Program

Our executive compensation program consists of several elements. The following table outlines details of each element.

Component	Purpose	Philosophy Statement
Base Salary	Pay for expertise and experience	Generally, targeted at the 50th percentile of peer companies
	Attract and retain qualified executives	Actual salaries also based on individual experience, expertise, and performance

Short-Term Incentives	Pay for demonstration of our core competencies	Opportunity generally targeted at the 50th percentile
	Motivate superior operational and financial performance	Provide for increased opportunity when performance exceeds goals
	Provide annual recognition of performance Align performance and rewards with competitive opportunities	Measures intended to foster customer delight, sustainable year-over-year growth, and value creation
Long-Term Incentives (LTI)	Align executives with stockholders Provide incentives to drive long-term value creation	Appropriate target opportunities based on a review of multiple reference points: - Market data (50th - 75th percentiles) - Individual and Company performance
Ensure long-term retention Align with competitive practices
Predominant focus on LTI vehicles that reward results based on long-term financial drivers of stockholder value

Intended to maintain a meaningful and yet forfeitable ownership stake denominated in our stock

Executive Retirement Benefits	Contribute to a competitive total rewards package
Programs are consistent with those of employees generally, plus restoration for retirement benefits capped by limits imposed by the Internal Revenue Code on compensation that qualifies as retirement-eligible

Employment Agreements
Attract and retain critical talent, particularly for those roles with a high demand for their expertise and services

Institute a measure of appropriate protection by requiring non-compete and non-solicitation provisions as a condition of employment.

Benefit levels set conservatively compared to peer group practices

Protect executives in the case of job loss (except for any termination for cause)

For change-in-control protection, help ensure that executives consider all appropriate transactions to increase stockholder value

Overview of Executive Compensation Decisions During Fiscal Year 2012
The Human Resources Committee of the Board (the "Committee") considered a variety of factors in making compensation decisions in fiscal year 2012:

•	Experience, responsibilities, and individual and overall Company performance;

•	Internal equity among senior executives;

•	Role an executive plays in our succession planning efforts;

•	Competitive market data and trends;

•	Alignment with three key stakeholders: stockholders, customers, and colleagues; and

•	Results from the previous stockholder advisory vote.

These factors are particularly important in designing compensation arrangements to attract and motivate executives in the markets in which IHS competes.
The Committee also takes into account the necessary balance between appropriately motivating our executives and ensuring that the compensation program does not encourage excessive risk-taking. We believe the balance between short- and long-term incentives supports our stockholders' desire that we deliver results while ensuring financial soundness of our Company over the long term. For fiscal year 2012, the Committee concluded that the compensation program did not encourage excessive risk in achieving performance, including the application of both our annual and long-term incentive plans. Specifically, we continued to rely on our long-term performance measures, stock ownership guidelines, and robust internal controls over financial reporting to ensure that performance-based awards are earned on the basis of accurate financial data. Based on this analysis, the Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our stockholders.
The Committee engages Meridian Compensation Partners, LLC, as its outside consultant for counsel on executive compensation matters. Meridian only engages in executive compensation and related governance matters and therefore does not perform other unrelated services.
The Committee periodically reviews benchmarking data provided by its outside consultant. The advisor provides market references for base salary, short-term incentives, and long-term incentives. Given the volatility in the market, the Committee also reviews overall trend data as it relates to long-term incentives. Our peer group includes companies with similar business operations to IHS and that are generally considered comparable companies with respect to business results. Our peer group for compensation benchmarking consists of the following companies:

IHS Peer Group for Compensation Benchmarking

Corporate Executive Board Company	Gartner, Inc.	Nielsen Holdings N.V.

Dun & Bradstreet Corporation	McGraw-Hill Companies	Solera Holdings Inc.

Equifax Inc.	Moody's Corporation	Thomson Reuters Corporation

FactSet Research Systems, Inc.	MSCI, Inc.	Verisk Analytics
The Committee also considers the recommendations of our Chief Executive Officer ("CEO") for each of the NEOs excluding the CEO for base salary adjustments, target short-term incentive levels, and long-term incentive grants. In preparing recommendations and in presenting those recommendations to the Committee, the CEO will work as necessary in conjunction with the Chief Human Resources Officer to understand the relevant market comparisons, internal equity, succession planning, and other relevant individual executive considerations. In general, the CEO's pay recommendations for 2012 considered the following:

•	Performance versus stated individual and Company business objectives;

•	The critical nature of each executive officer to the Company's future success; and

•	Market data and the need to retain critical leadership talent.
During fiscal year 2012, the Committee also reviewed tally sheets to ensure that it had a complete understanding of the value of all compensation being delivered currently, as well as potential value in the future. The tally sheets include, among other things, a summary of salary, bonus targets, the value of unvested equity awards, and the value of vested stock awards currently held. In addition, the Committee reviews at each meeting a summary of the equity position for each executive for those awards that have vested and those that will vest in the future. These analyses were used to help the Committee ensure that:

•	The executive team has a significant forfeitable equity stake; and

•	The amount earned by executives is appropriate at various performance levels.
The Committee believes that the compensation program design is appropriate based on internal and external benchmarks. Most importantly, the Committee believes that the compensation program appropriately rewards stockholder value creation.

Elements of Compensation
Base Salary
For the CEO's compensation, the Committee discussed his compensation in executive session without the CEO present. Beginning in 2010, Mr. Stead chose to cease any further accruals in the Company's Supplemental Income Plan, and as a result he began receiving payments under this plan which equals $214,570 annually. Due to these payments, Mr. Stead chose in 2010 to reduce his salary by an equal amount, so that his annual salary at the end of 2010 was $535,430. In 2011, the Committee approved a 15 percent salary increase from $535,000 to $615,430. Had Mr. Stead not chosen to reduce his salary by the Supplemental Income Plan payments, his salary would have been $830,000 instead of $615,430. In 2012, the Committee did not approve any increases to Mr. Stead's salary.
During 2012, the Committee approved salary increases for two of our NEOs, Mr. Key and Mr. Matin.

•
In March 2012, Mr. Key's salary was increased from $550,000 to $600,000, and in October 2012, his salary was increased from $600,000 to $675,000. These increases reflect Mr. Key's continually expanding role as President and Chief Operating Officer and the significant contribution he is making to the Company's success.

•
In January 2012, Mr. Matin's salary was increased from $285,000 to $450,000. This salary increase was approved in connection with his appointment as an executive vice president of the Company leading multiple business groups, to ensure retention, and to properly align compensation among our executive officers. Mr. Matin was previously CEO of Seismic Micro-Technology (SMT), a market leader for geoscience software. IHS acquired SMT in August 2011.

Short-Term Incentives
Our short-term incentive program is intended to motivate superior operational and financial performance, provide annual recognition of performance, and align performance with the business strategy and objectives. Target incentive opportunities are intended to be competitive with market practice. However, to emphasize pay for performance, payouts are a function of performance and not a result of market benchmarking of the payouts of the peer group.
For 2012, each of our NEOs had an opportunity to earn an annual cash bonus. The metrics for each of the NEOs, except for Mr. Matin, were as listed below. Mr. Matin's metrics were the same, except that he had a goal tied to global revenue rather than Adjusted EPS.

•	Corporate adjusted earnings per share (Adjusted EPS*)

•	Corporate adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA*) margin;

•	Customer Delight

•	An individual modifier determined by the Committee

*
Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures used to supplement our financial statements, which are based on U.S. generally accepted accounting principles (GAAP). See "Executive Summary" above.

In 2012, the NEOs had the following target annual cash bonus opportunities as a percentage of base salary. The target opportunities for each level are generally based on the 50th percentile market data from our benchmarking analysis, as well as considerations for internal equity. Targets for the NEOs were as follows:

Named Executive Officer	2012 Short-Term Incentive Target as a Percentage of Salary
Stead	100%	(1)
Key	85%
Yergin	100%
Walker	75%
Matin	72%	(2)

(1)
Mr. Stead's short-term incentive percentage is tied to a value of $830,000 which would be his annual salary were it not being reduced due to his annual pension payments of $214,570. This reduction in salary was at Mr. Stead's election and it was agreed with the Committee that his target bonus opportunity would not be reduced as a result.

(2)	The Bonus Target for Mr. Matin was adjusted during 2012 due to his promotion. His short-term incentive percentages reflect the pro-rated target bonus for the fiscal year.
Prior to the time that the Committee determined and approved the bonus payouts, each of our NEOs notified the Committee that they would decline their entire 2012 annual cash bonus to provide additional funding for annual cash bonuses to other participants in the bonus plan.

Long-Term Incentives
Our long-term incentive awards are intended to align executives with stockholders, drive long-term value in the organization, provide for significant long-term retention, and match competitive compensation practices. In 2012, the NEOs received both Performance-Based Restricted Stock Units (PSUs) and Time-Based Restricted Stock Units (RSUs). Awards were generally granted in February 2012 under our Amended and Restated 2004 Long-Term Incentive Plan (the "Plan") after approval in the January 2012 Committee meeting. Mr. Stead had elected not to receive PSUs in February 2012; however, in the second half of the year, the Committee approved an award of PSUs based upon Mr. Stead's performance contributions and expected continued leadership role. Also, in addition to awards granted in February 2012, Mr. Key received PSUs in October 2012 related to his continually expanding role as President and Chief Operating Officer, and Mr. Matin received PSUs in January 2012 related to his promotion to executive officer.

On February 1, 2012, taking into account the fact that the NEOs had forgone their bonuses for the prior year, the Committee approved grants of time-based RSUs that vest over two years for each of the NEOs who had forfeited the bonus.
Grants of Performance-Based Restricted Stock Units
PSUs strongly align executives both to our financial performance and our stock price. PSUs granted in fiscal year 2012 to each of our NEOs will be earned at the end of fiscal year 2014 if specified performance goals are met. The Committee feels that these goals are key drivers of long-term stockholder value. The awards are denominated and paid in shares of IHS stock so that executives are directly aligned with stockholders during the performance period.

PSUs Granted to Named Executive Officers for 2014 Performance
			Percentage of Target
Metric	Weighting	Payout Level	Shares Earned (2)

		Threshold	50%
2014 Corporate Revenue	50%	Target	100%
		Maximum	175%

		Threshold	50%
2014 Corporate Adjusted EBITDA(1)	50%	Target	100%
		Maximum	175%

(1)	Adjusted EBITDA is a non-GAAP measure. See "Executive Summary" above.

(2)	If threshold levels are not met, zero percent of target is earned for that measure.
In addition to the PSUs related to 2014 performance, Mr. Matin also received PSUs related to 2013 Company performance. These PSUs were granted pursuant to Mr. Matin's employment agreement related to his service as an executive vice president, and were granted to bring Mr. Matin's total equity in line with that of executive officers with his level of responsibility. The weighting and payout level for these PSUs is the same as the PSUs related to 2014 Performance described in the table above.
The Committee sets what it believes to be stretch performance goals for revenue and adjusted EBITDA. For the PSUs granted in 2012, to achieve 100 percent of target payout, the Company must grow at a rate in excess of historical industry trends which will be reflective of double-digit growth.

Named Executive Officer	PSUs Granted in 2012 at Target Company Performance
Stead	40,000
Key	40,000
Yergin	20,000
Walker	15,000
Matin (1)	39,000

(1)	As described above, 21,000 of the PSUs granted to Mr. Matin will vest based upon 2013 company performance and 18,000 of the PSUs granted to Mr. Matin will vest based upon 2014 company performance.
A market range of shares between the 50th and 75th percentile was utilized for the NEOs. Within this market range, each individual was granted a differentiated award based on the Committee's evaluation of performance, potential, and an analysis of outstanding unvested equity. Pursuant to the terms of his employment agreement, Dr. Yergin is eligible to receive annual grants of 20,000 PSUs. Pursuant to the terms of his employment agreement, Mr. Matin was eligible to receive an annual grant of 18,000 PSUs for the three year performance period ending November 30, 2014.

Stock Ownership Guidelines
The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with our stockholders, the Committee has share retention and ownership guidelines for executive officers. Beginning December 1, 2011, executive officers are required to hold equity equal to a multiple of their salary.

Officer	Multiple of Salary Required to Hold in Equity
Stead	5
Key	4
Yergin	4
Walker	3
Matin	3
Other Executive Officers	3
An executive officer has three years from the later of December 1, 2011, or the date of the appointment as an executive officer to become compliant with the holding requirements. As of the Record Date, each of our NEOs except for Mr. Matin (who was not appointed an executive officer until January 2012), was in compliance with the holding requirement.
Retirement Benefits and Perquisites
We maintain qualified defined benefit and defined contribution plans with an employer match available to all employees, including the NEOs.
The Company has an unfunded nonqualified defined benefit plan that restores benefits that are not able to be provided under the qualified defined benefit plan due to limits imposed by the Internal Revenue Code. The NEOs are eligible to participate in this plan. We do not provide any other type of nonqualified retirement plan for our NEOs.
We also provide our NEOs with life and medical insurance, pension, and other benefits generally available to all employees. Overall, the Committee believes that the Company provides only de minimis perquisites to our executive officers. None of our NEOs received perquisites above the reporting threshold during fiscal 2012.
Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements
We have entered into employment agreements with each of our NEOs, except for the CEO who does not have an employment agreement. These employment agreements set forth the terms of employment for these NEOs. They establish what is expected of the NEO, compensation elements for which they are eligible, and benefits due to them, if any, upon termination of employment. The particular events chosen to trigger benefits upon employment termination are based on common practices within our peer group for executive severance protections.
Severance protection particularly related to potential change in control serves the interest of stockholders. Specifically, providing severance and other protections related to a change in control enables the following:

•	Neutrality with respect to a potential change in control that allows an executive to focus on stockholder interest and not future employment;

•	Retention of executives involved in the negotiation, consummation, and/or implementation of a change in control;

•	Attracting executives from other industries and geographical regions;

•	Competitive employment arrangements; and

•	Bridge to future employment opportunities.
In the event of any change in control scenario, a double trigger (ownership change and subsequent termination of employment) is required before any benefits under the arrangement are due to the NEO, other than the acceleration of vesting of stock awards. The termination benefits are intended to be less generous than competitive compensation practices, but are meaningful and designed to protect stockholder value.

Impact of Accounting and Tax Treatment
The Committee considers the anticipated accounting and tax treatment to IHS and to the executive officers in its decision-making process. From an accounting perspective, the Committee wishes to ensure that there are no significant negative accounting implications due to the design of the compensation program.
The short-term and long-term incentive plans are generally designed to meet the requirements of Section 162(m) of the Internal Revenue Code. However, the Committee may in the future take actions that it determines are necessary or appropriate to further the best interests of stockholders or to achieve our compensation objectives, but that could cause us to lose all or part of the deduction under Section 162(m) of the Internal Revenue Code.
Our compensation program is also designed with Section 409A of the Internal Revenue Code in mind, so as to avoid additional taxes for our executive officers.

Executive Compensation Tables

2012 Summary Compensation Table
The following summary compensation table sets forth information concerning aggregate compensation earned by or paid to (i) our Chief Executive Officer, (ii) our Principal Financial Officer; and (iii) our three other most highly compensated executive officers who served in such capacities as of November 30, 2012. As noted above, we refer to these individuals as our “named executive officers” (“NEOs”).

2012 SUMMARY COMPENSATION TABLE
					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
				Incentive	Deferred
			Stock	Plan	Compensation	All Other
		Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jerre L. Stead (5)	2012	617,796	4,181,038	—	298,778	1,109	5,098,721
Chairman and	2011	602,154	4,084,000	—	4,292	1,080	4,691,526
Chief Executive Officer	2010	551,934	2,894,250	871,500	93,715	984	4,412,383

Scott Key	2012	599,615	4,018,270	—	75,390	12,323	4,705,598
President and	2011	527,061	5,319,050	—	43,538	11,989	5,901,638
Chief Operating Officer	2010	445,865	2,107,230	385,000	42,138	11,828	2,992,061

Daniel Yergin	2012	602,308	2,336,360	—	66,086	12,330	3,017,084
Vice Chairman	2011	600,000	1,800,540	—	87,770	12,105	2,500,415
	2010	553,231	11,417,368	630,000	89,552	17,300	12,707,451

Richard G. Walker (6)	2012	426,635	1,581,536	—	50,127	12,016	2,070,314
Executive Vice President	2011	382,321	1,546,200	—	23,466	11,725	1,963,712
and Chief Financial Officer

Arshad Matin (6)	2012	437,769	3,423,480	—	—	12,035	3,873,284
Executive Vice President,
Global Products and Services

(1)
Reflects the grant-date fair value of RSUs and PSUs assuming target performance level. The value of these awards is calculated in accordance with FASB ASC Topic 718. Any estimated forfeitures are excluded from values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity compensation expense, refer to the “Stock-based Compensation” footnote to our financial statements contained in our annual reports on Form 10-K for the fiscal years ended November 30, 2010, 2011, and 2012, respectively.

The value of PSUs in the table above is based on the shares that would be received should the target performance be met. In addition, the PSUs have a maximum payout of 175 percent of target provided a stretch performance goal is met. A comparison of the value of the company-based PSUs at target and maximum performance level is described in the table below.

Value of PSUs Granted During Fiscal Year 2012
	Grant Date Value of PSUs	Grant Date Value of PSUs
Name	at Target Performance Level ($)	at Maximum Performance Level ($)
Stead	3,435,200	6,011,600
Key	3,613,900	6,324,325
Yergin	1,797,200	3,145,100
Walker	1,347,900	2,358,825
Matin	3,423,480	5,991,090

(2)
Represents performance-based cash payments that were paid in February following the fiscal year for which they were earned. For 2011, prior to the time the bonus amounts would have been determined and approved, each of the NEOs except for Mr. Matin, who was not an NEO at the time, agreed to forgo their annual cash bonuses to provide additional funding for annual cash bonuses to other participants in the bonus plan. In the first quarter of 2012, each of the NEOs who had declined their 2011 bonus received time-based RSUs which are included in the Stock Awards column above for 2012 and described in the table "2012 Grants of Plan-Based Awards" below. For 2012, each of our NEOs declined their annual cash bonuses to provide additional funding for annual cash bonuses to other participants in the bonus plan. (See “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentives” and "Narrative Disclosure to 2012 Summary Compensation Table and 2012 Grants of Plan-Based Awards Table.")

(3)
Amounts represent the aggregate increase in actuarial value to the NEO of pension benefits accrued during the fiscal year based on the November 30th measurement date used for financial statement reporting purposes. Assumptions used to calculate the change in pension value are discussed in Note 13, “Pensions and Postretirement Benefits," to our financial statements contained in our annual report on Form 10-K.

(4)	None of the NEOs had perquisites that had a value in excess of $10,000. The table below provides a breakdown of other annual compensation in 2012 for each of our NEOs.

Name	401(k) Company Matching Contributions ($)	Dollar Value of Life Insurance Premiums ($)	Total ($)
Stead	__	1,109	1,109
Key	11,250	1,073	12,323
Yergin	11,250	1,080	12,330
Walker	11,250	766	12,016
Matin	11,250	785	12,035

(5)
In 2010, Mr. Stead elected to cease his non-qualified retirement accruals in the Company's Supplemental Income Plan, and then began to receive payments under this plan. Due to these payments, Mr. Stead chose to reduce his salary by the amount that he was receiving through the retirement plan. Under this retirement plan, Mr. Stead received $189,813 in 2010, $214,570 in 2011, and $215,397 in 2012.

(6)	For Mr. Walker and Mr. Matin, compensation is shown only for the years that they were named executive officers.

2012 Grants of Plan-Based Awards During Fiscal Year
The following table provides information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2012. During fiscal year 2012, none of the NEOs received any stock options.

2012 GRANTS OF PLAN-BASED AWARDS
									All Other
									Stock	Grant
									Awards	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Number of	Value of
			Under Non-Equity			Under Equity			Shares	Stock and
		Date	Incentive Plan Awards (1)			Incentive Plan Awards (2)			of Stock	Option
	Grant	Award	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	Approved	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
Stead			282,200	830,000	1,245,000
	2/1/2012	1/13/2012							8,300	745,838
	10/30/2012	10/11/2012				20,000	40,000	70,000		3,435,200

Key			176,183	518,186	777,280
	2/1/2012	1/13/2012							4,500	404,370
	2/1/2012	1/13/2012				15,000	30,000	52,500		2,695,800
	10/15/2012	10/11/2012				5,000	10,000	17,500		918,100

Yergin			204,000	600,000	900,000
	2/1/2012	1/13/2012							6,000	539,160
	2/1/2012	1/13/2012				10,000	20,000	35,000		1,797,200

Walker			108,375	318,750	478,125
	2/1/2012	1/13/2012							2,600	233,636
	2/1/2012	1/13/2012				7,500	15,000	26,250		1,347,900

Matin			110,068	323,730	485,595
	1/2/2012	10/27/2011				10,500	21,000	36,750		1,806,000
	2/1/2012	1/13/2012				9,000	18,000	31,500		1,617,480

(1)
The amounts in these columns reflect ranges of possible payouts under our 2012 annual incentive plan. Under this plan, threshold performance must be met in order for there to be any payout. We made various assumptions to determine the estimated payouts as shown in the table above, including:

•	Threshold amounts assume financial performance payout at 30 percent and Customer Delight performance payout at 50 percent.

•	Target amounts assume financial and Customer Delight performance payout at 100 percent.

•	Stretch, or maximum, amounts assume financial and Customer Delight performance payout at 150 percent.
For 2011, each of the NEOs except for Mr. Matin, who was not an NEO at the time, agreed to forgo their annual cash bonuses to provide additional funding for annual cash bonuses to other participants in the bonus plan. In the first quarter of 2012, in recognition of the fact that they had declined their 2011 bonuses, the Committee approved grants of time-based RSUs to each NEO who had forfeited his bonus. These awards are included in the "All Other Stock Awards" column above, and described in the "Narrative Disclosure to 2012 Summary Compensation Table and 2012 Grants of Plan-Based Awards Table" below.
For 2012, each of our NEOs declined their annual cash bonuses to provide additional funding for annual cash bonuses to other participants in the bonus plan.

(2)
These awards represent shares of our common stock underlying PSUs granted to our NEOs under our Plan. The vesting of these awards is described under "Narrative Disclosure to 2012 Summary Compensation Table and 2012 Grants of Plan-Based Awards Table" below.

(3)
Represents shares of our common stock underlying RSUs with time-based vesting granted to our NEOs under the Plan. The vesting of these awards is described under "Narrative Disclosure to 2012 Summary Compensation Table and 2012 Grants of Plan-Based Awards Table" below.

(4)
The grant date fair value of PSUs is calculated by multiplying the fair market value of a share of our common stock, as determined under the Plan, on the grant date by the target number of shares granted. Under the Plan, the fair market value for a share of our common stock is the average of the high and low trading prices on the date of grant.

Narrative Disclosure to 2012 Summary Compensation Table and 2012 Grants of Plan-Based Awards Table
In fiscal year 2012, all of our non-equity and equity incentive compensation awards were made under and subject to the terms of the Plan.
In 2012, as summarized in the table below, we granted PSUs with company-based performance metrics to each of the NEOs. (See “Compensation Discussion and Analysis—Elements of Compensation-Grants of Performance-Based Restricted Stock Units”). In all but one award, the PSUs will be earned after the end of fiscal year 2014 if specified performance goals are met. Mr. Matin also received PSUs, described in the table below, that will be earned after the end of fiscal year 2013 if specified performance goals are met. The awards are paid in shares of common stock, and have dividend equivalent rights that are payable only if the underlying awards vest.

Terms of Performance-Based Stock Awards Granted
Name	Grant Date	Performance-Based Restricted Stock Units Granted	Vesting Terms
Stead	10/30/12	40,000	100% tied to 2014 Company performance
Key	2/1/12	30,000	100% tied to 2014 Company performance
	10/15/12	10,000	100% tied to 2014 Company performance
Yergin	2/1/12	20,000	100% tied to 2014 Company performance
Walker	2/1/12	15,000	100% tied to 2014 Company performance
Matin	1/2/12	21,000	100% tied to 2013 Company performance
	2/1/12	18,000	100% tied to 2014 Company performance
TOTAL PERFORMANCE-BASED GRANTS		154,000
For 2011 and 2012, the NEOs had the opportunity to earn annual cash bonuses, but in each year, prior to the time the bonus amounts were determined and approved, each of the NEOs agreed to forgo their annual cash bonuses to provide additional funding for annual cash bonuses for other employees. In recognition that they forfeited their 2011 bonuses, the Committee approved grants of Restricted Stock Units to the NEOs, as follows. (See “Compensation Discussion and Analysis—Elements of Compensation-Short-Term Incentives.")

Terms of Time-Based Stock Awards Granted
Name	Grant Date	Time-Based Restricted Stock Units Granted	Vesting Terms
Stead	2/1/12	8,300	50% vests on the first two anniversaries of the grant date
Key	2/1/12	4,500	50% vests on the first two anniversaries of the grant date
Yergin	2/1/12	6,000	50% vests on the first two anniversaries of the grant date
Walker	2/1/12	2,600	50% vests on the first two anniversaries of the grant date
TOTAL TIME-BASED GRANTS		21,400

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table sets forth information concerning the current holdings of stock options, RSUs, and PSUs by our named executive officers as of November 30, 2012, the last day of our fiscal year 2012. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested or unearned shares by $92.14, the closing price of our common stock on November 30, 2012, the last day of our fiscal year. None of the NEOs had unexercisable options at the end of the fiscal year.

	Number		Value	Plan Awards:	Plan Awards:
	of Shares		of Shares	Number of	Market or Payout
	or Units		or Units	Unearned	Value of Unearned
	of Stock		of Stock	Shares, Units or	Shares, Units or
	That Have		That Have	Other Rights That	Other Rights That
	Not Vested		Not Vested	Have Not Vested	Have Not Vested
	(#)		($)	(#)	($)
Stead	56,384	(1)	5,195,222	65,000 (5)	5,989,100
Key	59,454	(2)	5,478,092	75,000 (5)	6,910,500
Yergin	164,850	(3)	15,189,279	40,000 (5)	3,685,600
Walker	26,014	(4)	2,396,930	30,000 (5)	2,764,200
Matin	—		—	43,500 (5)	4,008,090

(1)	Consists of 16,634 RSUs and 39,750 PSUs. The RSUs vest as follows: 12,484 on February 1, 2013; and 4,150 on February 1, 2014. The PSUs vested on January 16, 2013, based on 2012 financial performance.

(2)
Consists of 30,834 RSUs and 28,620 PSUs. The RSUs vest as follows: 8,333 on December 1, 2012; 5,250 on February 1, 2013; 3,333 on August 15, 2013; 8,334 on December 1, 2013; 2,250 on February 1, 2014; and 3,334 on August 15, 2014. The PSUs vested on January 16, 2013, based on 2012 financial performance.

(3)
Consists of 141,000 RSUs and 23,850 PSUs. The RSUs vest as follows: 3,000 on February 1, 2013; 3,000 on February 1, 2014; 20,000 on each July 1 of years 2013 through 2015; and 25,000 on each July 1 of years 2016 through 2018. The PSUs vested on January 16, 2013, based on 2012 financial performance.

(4)
Consists of 6,934 RSUs and 19,080 PSUs. The RSUs vest as follows: 3,134 on February 1, 2013; 2,500 on August 15, 2013; and 1,300 on February 1, 2014. The PSUs vested on January 16, 2013, based on 2012 financial performance.

(5)
These awards consist of PSUs that may vest, depending upon company performance in 2013 and 2014, respectively. The PSUs have three primary vesting levels: threshold, target, and maximum. If threshold performance is not met, the award will be forfeited. The table above reports the number of PSUs that would vest if the target performance metrics were met. In addition, the following table reports the number of PSUs that would vest if threshold or maximum performance metrics were met. Provided the minimum threshold performance metrics are met, the actual number of PSUs that will vest will be prorated between threshold and target or target and maximum, depending upon the actual performance achieved.

Unearned PSUs Outstanding at End of Fiscal Year 2012
		Threshold		Target		Maximum
			Market		Market		Market
		Number of	Value of	Number of	Value of	Number of	Value of
		Unearned	Unearned	Unearned	Unearned	Unearned	Unearned
		Units That	Units That	Units That	Units That	Units That	Units That
		Have Not	Have Not	Have Not	Have Not	Have Not	Have Not
	Performance	Vested	Vested	Vested	Vested	Vested	Vested
Name	Year	(#)	($)	(#)	($)	(#)	($)
Stead	2013	12,500	1,151,750	25,000	2,303,500	43,750	4,031,125
	2014	20,000	1,842,800	40,000	3,685,600	70,000	6,449,800

Key	2013	17,500	1,612,450	35,000	3,224,900	61,250	5,643,575
	2014	20,000	1,842,800	40,000	3,685,600	70,000	6,449,800

Yergin	2013	10,000	921,400	20,000	1,842,800	35,000	3,224,900
	2014	10,000	921,400	20,000	1,842,800	35,000	3,224,900

Walker	2013	7,500	691,050	15,000	1,382,100	26,250	2,418,675
	2014	7,500	691,050	15,000	1,382,100	26,250	2,418,675

Matin	2013	12,750	1,174,785	25,500	2,349,570	44,625	4,111,748
	2014	9,000	829,260	18,000	1,658,520	31,500	2,902,410

Option Exercises and Stock Vested During Fiscal Year 2012
The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of our named executive officers during the fiscal year ended November 30, 2012 on the exercise of stock options and the vesting of RSUs and PSUs.

Option Exercises and Stock Vested During Fiscal Year 2012
	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	On Exercise	On Exercise (1)	On Vesting	On Vesting (2)
Name	(#)	($)	(#)	($)
Stead	75,000	5,041,841	61,833	5,896,908
Key			34,926	3,339,041
Yergin	12,500	745,169	48,450	4,815,201
Walker			22,593	2,184,521
Matin			4,500	413,145

(1)	Value realized on option exercises is the difference between the market price of the underlying shares at exercise and the option exercise price.

(2)
Value realized on vesting is calculated by multiplying the number of shares vesting by the average of the high and low trading prices on the vesting date (the fair market value as authorized in the Plan). The value realized upon vesting does not necessarily reflect the actual proceeds that may have been or will in the future be received by the named executive officer upon the sale of the shares that vested.

Pension Benefits
IHS sponsors a tax-qualified defined benefit pension plan (Retirement Income Plan) for all U.S. employees employed prior to January 1, 2012. Effective April 1, 2011, IHS changed the Retirement Income Plan benefit formula from 15 percent of pensionable earnings to 10 percent of pensionable earnings for all eligible participants. U.S. employees joining IHS on or after January 1, 2012 are not eligible for the Retirement Income Plan. The Company also sponsors a nonqualified supplemental retirement plan (Supplemental Income Plan) to provide benefits to participants that are limited by Internal Revenue Code limits that apply to tax-qualified defined benefit plans. Under the Internal Revenue Code, the maximum permissible benefit from the qualified plan, for retirements in 2012, is $200,000 and the annual compensation exceeding $250,000 in 2012 cannot be considered in computing the maximum permissible benefit under the plan. Benefits under the Supplemental Income Plan replace the benefits that would have been provided if the Internal Revenue Code limits were not in place.
The table below sets forth the present value of accumulated benefits payable at age 65 (or later if applicable) as of November 30, 2012.

2012 Pension Benefits
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stead (1)	Qualified	12.0	693,330	—
	Supplemental	35.0	2,945,338	215,397 (2)
Key	Qualified	6.6	141,175	—
	Supplemental	6.6	105,109	—
Yergin	Qualified	6.6	215,292	—
	Supplemental	6.6	252,057	—
Walker	Qualified	6.0	104,886	—
	Supplemental	6.0	38,816	—
Matin	Qualified	1.3	—	—
	Supplemental	1.3	—	—

(1)	In 2003, Mr. Stead was granted an additional 25 years of benefit service under the Supplemental Income Plan which is $2,409,119 of the present value listed above.

(2)	In January 2010, Mr. Stead began receiving payments under the Supplemental Income Plan.
Accrued Benefit
The accrued benefit is calculated according to the formula outlined below:

A:	Benefit accrued as of April 30, 2006 equals (i)+(ii)+(iii)*:

i.	1.25 percent of highest five years' average compensation in last 10 years as of April 30, 2006 up to covered compensation times years of benefit service (maximum 30 years),

ii.	1.70 percent of highest five years' average compensation in last 10 years as of April 30, 2006 in excess of covered compensation times years of benefit service (maximum 30 years), plus

iii.	0.5 percent of highest five years' average compensation in last 10 years as of April 30, 2006 times years of benefit service in excess of 30 years.
Plus

B:	From May 1, 2006 to March 30, 2011, 15 percent of pensionable earnings, payable at age 65 as a lump sum pension.
Plus

C.	From April 1, 2011, 10 percent of pensionable earnings, payable at age 65 as a lump sum pension.
*Note that for grandfathered participants, service through March 31, 2011 is covered under Formula A. In the table above, Mr. Stead is the only grandfathered NEO.

Vesting
Participants are 100 percent vested in their benefit at the earlier of the time they are credited with three years of vesting service or the date they reach age 65. Vesting may be accelerated in years in which the Company makes a transfer of surplus plan assets to the retiree medical accounts to provide for retiree medical coverage. Participants who were eligible employees as of May 1, 2006 are fully vested.
Retirement Eligibility
Normal retirement age under the plan is 65, but a participant who terminates employment with at least ten years of vesting service may retire as early as age 55. Under Formula A above, participants who terminate employment after age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 62. Participants who terminate employment before age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 65. Formula A will be actuarially reduced for benefit commencements prior to age 55.
Under Formulas B and C, participants who terminate prior to age 65 will receive a benefit reduction equal to 4.5 percent compounded annually for each year commencement precedes age 65.

Potential Payments upon Termination or Change in Control
The Company has entered into certain agreements that provide for compensation to the NEOs in the event of certain forms of termination of employment, including a change in control. Each of the current NEOs except for Mr. Stead has an employment agreement with the Company; all of the current NEOs including Mr. Stead benefit from accelerated vesting of all or a portion of their equity awards following certain termination events, pursuant to the terms of their equity award agreements.
In addition to the amounts discussed in the tables below, all of the NEOs may receive payouts from our qualified plans in the same manner that any salaried employee would (for instance, life or disability insurance payouts, pension plan payouts, or similar benefits).
The tables below provide details of the nature and amounts of compensation to each NEO, assuming a hypothetical termination on November 30, 2012, the last day of our most recent fiscal year. The tables are based on the following four scenarios:

1.	Voluntary Termination Other Than for Good Reason or Involuntary Termination for Cause

This category refers to voluntary terminations by the executive other than for Good Reason (including resignations, retirements, or other terminations by mutual agreement, as defined below) as well as terminations by the company for Cause (including willful failure to perform material duties).

2.	Involuntary Termination Without Cause or Termination for Good Reason without Change in Control

This category refers to voluntary terminations by the executive for Good Reason or involuntary terminations by the Company without Cause. This form of termination covers events outside of a change in control context.
For Messrs. Key, Matin and Walker, “Good Reason” is defined as any breach by the Company of its material obligations under each executive's employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days of receipt of notice.
For Dr. Yergin, “Good Reason” is defined the same way, but also may be triggered if Dr. Yergin's principal location of work is moved more than 50 miles (other than any relocation recommended or consented to by Dr. Yergin); it being understood that Dr. Yergin may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

3.	Involuntary Termination Without Cause or Termination for Good Reason with a Change in Control

Within each NEO's employment agreement, and under the Plan, “change in control” is defined as follows:

•
the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

•
a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

•
a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50 percent) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

•	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

•	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

•
as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

For our NEOs with employment agreements, “Good Reason” following a change in control is defined as follows:

•	the material diminution of position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

•
the breach by the Company of any of its material obligations under the employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of such notice thereof; or

•
the Company's relocation of the executive's principal location of work by more than 50 miles (other than any relocation recommended or consented to by the executive); it being understood that the executive may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

For all executives, unvested equity awards (including stock options, PSUs and time-based RSUs) vest automatically in the event of a change in control. For Messrs. Key, Matin, Walker and Dr. Yergin, other severance is earned if they are terminated involuntarily without Cause or voluntarily with Good Reason within 15 months following a change in control.

4.    Death or Disability

For all equity compensation awards under the Plan, “Disability” is defined as a mental or physical illness that entitles one to receive benefits under the Company's long-term disability plan.

Potential Post-Termination Payments Table — Stead

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control)	Death	Disability
Cash Compensation:
Cash Severance (1)	$—	$—	$—	$—	$—
Bonus Compensation (1)	$—	$—	$—	$—	$—
Long-Term Incentive Compensation:
Stock Options (2)	$—	$—	$—	$—	$—
Performance RSUs (PSUs) (3)	$—	$—	$8,292,600	$8,292,600	$8,292,600
Time-Based RSUs (4)	$767,895	$767,895	$1,532,657	$1,532,657	$1,532,657
Benefits & Perquisites:
Retirement Enhancement	$—	$—	$—	$—	$—
Welfare Benefits Continuation	$—	$—	$—	$—	$—
Outplacement Assistance	$—	$—	$—	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—
Total	$767,895	$767,895	$9,825,257	$9,825,257	$9,825,257

(1)	Mr. Stead does not have an employment agreement; payments to him upon termination are limited to the provisions of his award agreements for equity compensation.

(2)	Mr. Stead has no outstanding or unvested stock options.

(3)
The value for PSUs is based on the company's stock price at the end of the 2012 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(4)
The value of time-vested RSUs is based on the company's stock price at the end of the 2012 fiscal year. Mr. Stead's time-vested RSU awards vest in the event of death, Disability, or Change in Control. Certain time-based RSUs granted prior to 2012 also vest for any other form of termination if it takes place on or after February 1, 2012, but are forfeited for a termination prior to that date (unless related to death, Disability, or Change in Control).

Potential Post-Termination Payments Table — Key

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (5)	Death	Disability
Cash Compensation:
Cash Severance (1)	$—	$1,873,125	$2,497,500	$—	$—
Bonus Compensation (1)	$—	$518,186	$518,186	$518,186	$518,186
Long-Term Incentive Compensation:
Stock Options (2)	$—	$—	$—	$—	$—
Performance RSUs (PSUs) (3)	$—	$—	$8,569,020	$8,569,020	$8,569,020
Time-Based RSUs (4)	$—	$—	$2,841,046	$2,841,046	$2,841,046
Benefits & Perquisites:
Retirement Enhancement (6)	$—	$96,305	$96,305	$—	$—
Welfare Benefits Continuation (7)	$—	$21,251	$28,334	$—	$—
Outplacement Assistance	$—	$18,000	$18,000	$—	$—
Excise Tax & Gross-Up (8)	$—	$—	$5,336,464	$—	$—
Total	$—	$2,526,867	$19,904,855	$11,928,252	$11,928,252

(1)
Mr. Key receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table).

(2)	Mr. Key has no unvested stock options.

(3)
The value for PSUs is based on the company's stock price at the end of the 2012 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(4)	The value of time-vested RSUs is based on the company's stock price at the end of the 2012 fiscal year. Mr. Key's time-vested RSU awards vest in the event of death, Disability, or Change in Control.

(5)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)
Mr. Key receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Form 10-K for the period.

(7)	Mr. Key receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(8)
Mr. Key is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the Internal Revenue Code). This payment is only triggered in a Change in Control situation. Mr. Key is in an excise tax position as of November 30, 2012.

.

Potential Post-Termination Payments Table — Yergin

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (5)	Death	Disability
Cash Compensation:
Cash Severance (1)	$—	$1,800,000	$2,400,000	$—	$—
Bonus Compensation (1)	$—	$600,000	$600,000	$600,000	$600,000
Long-Term Incentive Compensation:
Stock Options (2)	$—	$—	$—	$—	$—
Performance RSUs (PSUs) (3)	$—	$—	$5,067,700	$5,067,700	$5,067,700
Time-Vested RSUs (4)	$—	$12,438,900	$12,991,740	$6,772,290	$6,772,290
Benefits & Perquisites:
Retirement Enhancement	$—	$—	$—	$—	$—
Welfare Benefits Continuation	$—	$—	$—	$—	$—
Outplacement Assistance	$—	$18,000	$18,000	$—	$—
Excise Tax & Gross-Up (6)	$—	$—	$—	$—	$—
Total	$—	$14,856,900	$21,077,440	$12,439,990	$12,439,990

(1)
Dr. Yergin receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table). A portion of Dr. Yergin's cash payment is made during the year following termination.

(2)	Dr. Yergin has no unvested stock options.

(3)
The value for PSUs is based on the company's stock price at the end of the 2012 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(4)
The value of time-vested RSUs is based on the company's stock price at the end of the 2012 fiscal year. One of Dr. Yergin's unvested awards vests in full upon Change in Control, or for any termination by the Company other than for Cause, or for a termination by Dr. Yergin for Good Reason, and vests at 50 percent for a termination due to death or Disability. Other unvested awards vest in full in the event of death, Disability, or Change in Control.

(5)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)	Dr. Yergin has no excise tax protections in place.

Potential Post-Termination Payments Table — Walker

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (5)	Death	Disability
Cash Compensation:
Cash Severance (1)	$—	$1,115,625	$1,487,500	$—	$—
Bonus Compensation (1)	$—	$318,750	$318,750	$318,750	$318,750
Long-Term Incentive Compensation:
Stock Options (2)	$—	$—	$—	$—	$—
Performance RSUs (PSUs) (3)	$—	$—	$3,869,880	$3,869,880	$3,869,880
Time-Based RSUs (4)	$—	$—	$638,899	$638,899	$638,899
Benefits & Perquisites:
Retirement Enhancement (6)	$—	$58,482	$58,482	$—	$—
Welfare Benefits Continuation (7)	$—	$21,251	$28,334	$—	$—
Outplacement Assistance	$—	$18,000	$18,000	$—	$—
Excise Tax & Gross-Up (8)	$—	$—	$2,413,393	$—	$—
Total	$—	$1,532,108	$8,833,238	$4,827,529	$4,827,529

(1)
Mr. Walker receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table).

(2)	Mr. Walker has no unvested stock options.

(3)
The value for PSUs is based on the company's stock price at the end of the 2012 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(4)
The value of time-vested RSUs is based on the company's stock price at the end of the 2012 fiscal year. Mr. Walker's time-vested RSU awards vest in the event of death, Disability, or Change in Control.

(5)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)
Mr. Walker receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Form 10-K for the period.

(7)	Mr. Walker receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(8)
Mr. Walker is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the Internal Revenue Code). This payment is only triggered in a Change in Control situation. Mr. Walker is in an excise tax position as of November 30, 2012.

Potential Post-Termination Payments Table — Matin

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (5)	Death	Disability
Cash Compensation:
Cash Severance (1)	$—	$1,181,250	$1,575,000	$—	$—
Bonus Compensation (1)	$—	$323,730	$323,730	$323,730	$323,730
Long-Term Incentive Compensation:
Stock Options (2)	$—	$—	$—	$—	$—
Performance RSUs (PSUs) (3)	$—	$—	$7,232,990	$4,008,090	$4,008,090
Time-Vested RSUs (4)	$—	$—	$—	$—	$—
Benefits & Perquisites:
Retirement Enhancement	$—	$—	$—	$—	$—
Welfare Benefits Continuation (6)	$—	$28,334	$28,334	$—	$—
Outplacement Assistance	$—	$—	$—	$—	$—
Excise Tax & Gross-Up (7)	$—	$—	$—	$—	$—
Total	$—	$1,533,314	$9,160,054	$4,331,820	$4,331,820

(1)
Mr. Matin receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table).

(2)	Mr. Matin has no unvested stock options.

(3)
The value for PSUs is based on the company's stock price at the end of the 2012 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination. Mr. Matin is also eligible to receive an additional payment following any Change in Control that occurs prior to the receipt of the 2015 or 2016 PSUs that are specified in his employment agreement.

(4)	Mr. Matin has no unvested time-based RSUs outstanding.

(5)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.

(6)	Mr. Matin receives welfare benefits continuation of 24 months under certain termination scenarios.

(7)	Mr. Matin has no excise tax protections in place.

Executive Employment Agreements
We have entered into an employment agreement with each of our executive officers, except for the CEO who does not have an employment agreement. Each of our NEOs, other than the CEO, has an employment agreement that sets forth the terms of employment and details the compensation elements and benefits, if any, due to that executive upon termination of employment.
Below are descriptions of the employment agreements for our NEOs other than the CEO. These descriptions are intended to be summaries and do not describe all provisions of the agreements. You will find the full text of each agreement filed as exhibits to our public filings with the SEC.
Each of the employment agreements described below provides for certain benefits upon termination of employment (for a summary of these benefits, see “Potential Payments upon Termination or Change in Control” above).
Scott Key, Richard Walker and Arshad Matin. The employment agreements with each of Messrs. Key, Walker and Matin include the following provisions.
Term. Each agreement has an initial term of one year and it renews automatically on each anniversary of that date for an additional one-year period, unless the executive's employment is terminated earlier in accordance with the agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date. For Messrs. Key and Walker, the effective date is October 31, 2007. For Mr. Matin, the effective date is November 22, 2011.
Base salary, bonus, and benefits. The agreements of Messrs. Key, Walker and Matin provide for a base salary to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Under their agreements, Messrs. Key, Walker and Matin are eligible for an annual bonus pursuant to our then current annual incentive plan. Messrs. Key, Walker and Matin are also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Mr. Key's and Mr. Walker's agreements have been amended as follows: (a) on November 7, 2007, to modify the severance and change in control benefits provided by each agreement (as described in “Potential Payments upon Termination or Change in Control” above); (b) on October 22, 2009, to state that the calculation of performance-related bonus amounts will be based on actual financial results upon involuntary termination without Cause; and (c) on December 3, 2010, to provide that severance becomes payable on termination only when the executive executes a release of claims in favor of the Company and to make technical changes to assure compliance under Section 409A of the Internal Revenue Code. Mr. Matin's agreement contains the provisions described in the previous sentence.
Equity Incentives. Under Mr. Matin's agreement, Mr. Matin is eligible to receive an annual grant of 18,000 RSUs for the three year performance period ending November 30, 2014; 20,000 RSUs for the three year performance period ending November 30, 2015 and 15,000 RSUs for the three year performance period ending November 30, 2016.
Tax indemnity. Under the agreements of Messrs. Key and Walker, if any amounts or benefits received under the respective agreements or otherwise are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment will be made to restore the executive to the after-tax position that he or she would have been in if the excise tax had not been imposed.
Covenants. Under their agreements, Messrs. Key, Walker and Matin have agreed to maintain the confidentiality of our proprietary or confidential information at all times during their respective employments and thereafter unless first obtaining the prior written consent of our Board. Each of them has also agreed not to compete with us during their respective terms of employment and for a restricted period, as described below, after any termination of employment. Each of them has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under each of their agreements, the “restricted period” means the longer of (i) the one-year period following termination of employment of that executive or (ii) in the event the executive in question receives payments as a result of his resignation for good reason, termination without cause, or following a change in control, in an amount greater than one year of his then base salary, the period following his termination of employment equal to the total number of months upon which those payments are calculated, up to a maximum period of two years.

Daniel Yergin. In July 2010, we entered into a new employment agreement with Daniel Yergin. This new employment agreement replaced Dr. Yergin's prior employment agreement dated September 1, 2004, and was intended to reflect the unique value that Dr. Yergin brings to IHS (see “Compensation Discussion and Analysis” above).
The following is a description of the material terms of that agreement with Dr. Yergin.
Term. The effective date of Dr. Yergin's agreement was July 2, 2010. It has an initial term of one year and it renews automatically on each anniversary of that date for an additional one-year period, unless Dr. Yergin's employment is terminated earlier in accordance with his agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date. The agreement also includes change in control and other termination provisions (as described in “Potential Payments upon Termination or Change in Control” above).
Base salary, bonus and benefits. The agreement provides for a base salary, to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Dr. Yergin is eligible for an annual bonus of up to 100 percent of his base salary (at "target" performance) or up to 150 percent for meeting predetermined objectives. Any bonus would be subject to our then-current annual incentive plan. Dr. Yergin is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. Under the agreement, Dr. Yergin is eligible to receive annual grants of 20,000 PSUs, up to an aggregate maximum of 100,000 PSUs. In addition, Dr. Yergin received a one-time award of 175,000 RSUs as of the effective date of his agreement. Those RSUs vest over a period of eight years.
Covenants. Dr. Yergin has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless first obtaining the prior written consent of IHS. He has also agreed not to compete with us during the term of his employment and for a restricted period, as described below, after any termination of employment, subject to specific exclusions and definitions of permissible advisory and academic activities. He has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under Dr. Yergin's agreement, the “restricted period” means the two-year period following termination of his employment.

Certain Relationships and Related Transactions
Review and Approval of Related Person Transactions
We follow processes and policies, including our written policy on Related Party Transactions, that are designed to detect and, if appropriate, approve and disclose any transaction that would constitute a “related person transaction” under SEC rules. Such transactions include any transaction in which the amount involved would exceed $120,000 and the parties would include any IHS directors, nominees for director, executive officers, greater than five percent stockholders, or any immediate family members or affiliates of any of them. It could include direct or indirect interests in the transaction or the parties involved.
Our Board of Directors has delegated the responsibility for reviewing related person transactions to the Nominating and Corporate Governance Committee. To support this process, each year we solicit internal disclosure of any transactions between IHS and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Nominating and Corporate Governance Committee annually reviews and evaluates such information for each director as part of its assessment of each director's independence.
In addition, all directors, officers, and employees of IHS are governed by the IHS Code of Conduct and our Conflict of Interest Policy that requires directors to inform the Corporate Secretary, and employees to inform the General Counsel or Chief Compliance Officer, of any existing or proposed relationship, financial interest, or business transaction that could be, or might appear to constitute, a conflict of interest.
If the Nominating and Corporate Governance Committee were presented with a proposed related party transaction, it would evaluate the business purpose and the risks involved to ensure that the proposed transaction would be in the best interest of IHS and its stockholders. Factors would include determining whether the transaction would be as favorable to IHS as comparable transactions with non-related parties as well as a requirement that the related party transaction follow the same bidding, review, and approval processes and the same standards that would apply to comparable transactions with unaffiliated entities.
Relationships with Security Holders
As of the Record Date, TBG Limited (“TBG”), a Malta company, was the holder, through indirect ownership of Conscientia Investments Limited (“Conscientia”), of shares with an aggregate voting power of approximately 7.2 percent. We have entered into an agreement with TBG in which each party has agreed to provide certain indemnities to the other. This agreement generally provides that we will indemnify TBG for liabilities relating to our properties and core business, and that TBG will indemnify us for liabilities relating to any properties, businesses, or entities that are now or were historically owned by TBG or its affiliates (other than our properties and core business). We do not face, and have not in the past faced, liabilities with respect to any properties, businesses, or entities that are not part of our core business but are now or were historically owned by TBG or its affiliates and we do not anticipate incurring such liabilities in the future.
Registration Rights Agreement
We are party to an agreement with Conscientia that provides it with certain registration rights. At any time upon its written request, we will be required to use our best efforts to effect, as expeditiously as possible, the registration of all or a portion of its shares of common stock, provided that the aggregate proceeds of the offering is expected to equal or exceed $50 million. The agreement also provides for up to four demand registrations. Conscientia exercised one of its demand registrations in 2012. However, we will not be required to effect more than one demand registration within any twelve-month period and we will have the right to preempt any demand registration with a primary registration, in which case Conscientia will have incidental registration rights. It will also have incidental rights to request that its shares be included in any registration of our common stock, other than registrations on Form S-8 or Form S-4, registrations for our own account pursuant to Rule 415, or in compensation or acquisition related registrations. The foregoing summary does not include the full text or all of the terms and conditions contained in the registration rights agreement. A copy of the agreement is available for review as an exhibit to Company filings that you may access on the SEC website, www.sec.gov, or under the Investor Relations section of the IHS website, www.ihs.com.

Stockholder Proposals for the 2014 Annual Meeting
If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2014 Annual Meeting of Stockholders, the proponent and the proposal must comply with these instructions and the proxy proposal submission rules of the SEC. One very important requirement is that the proposal be received by the Corporate Secretary of IHS no later than October 28, 2013. Proposals we receive after that date will not be included in the Proxy Statement for the 2014 Annual Meeting. We urge stockholders to submit proposals by Certified Mail, Return Receipt Requested.
A stockholder proposal not included in our proxy statement for the 2014 Annual Meeting will be ineligible for presentation at the 2014 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of IHS at the principal executive offices of IHS:
IHS Inc.
Attn: Corporate Secretary
15 Inverness Way East
Englewood, CO 80112
In order to be timely under our Bylaws, notice of stockholder proposals related to stockholder nominations for the election of Directors must be received by the Corporate Secretary of IHS--in the case of an annual meeting of the stockholders, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made by IHS of the date of such meeting.
If the number of Directors to be elected to the Board at an annual meeting is increased and IHS has not made a public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting of stockholders, a stockholder's notice will be considered timely (but only with respect to nominees for the additional directorships) if it is delivered to the Corporate Secretary of IHS not later than the close of business on the 10th day following the day on which such public announcement is first made by IHS.
Stockholder nominations for the election of Directors at a special meeting of the stockholders must be received by the Corporate Secretary of IHS no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board to be elected at such meeting.
A stockholder's notice to the Corporate Secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	the class and number of shares of the Company's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•
a representation that the stockholder is a holder of record of the Company's stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•
a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

As to each person whom the stockholder proposes to nominate for election as a Director, the notice must include:

•
all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to the Securities Exchange Act of 1934; and

•	the nominee's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.
Notice procedures for stockholder proposals not related to Director nominations, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to Director nominations discussed above insofar as they relate to the timing of receipt of notice by the Secretary.
A stockholder's notice to the Corporate Secretary of IHS must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

•
a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Company's Bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made;

•	the name and record address of the stockholder and beneficial owner;

•	the class and number of shares of the Company's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•
 a representation that the stockholder is a holder of record of the Company's stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

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a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549

or through the SEC's website at www.sec.gov.

The IHS 2012 Annual Report on Form 10-K has been mailed with this Proxy Statement.
You may also review that document and all exhibits on our website (www.ihs.com).
We will provide printed copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Send that request in writing to IHS Inc. at 15 Inverness Way East, Englewood, Colorado 80112, Attention: Investor Relations.
The request must include a representation by the stockholder that as of our Record Date, February 14, 2013, the stockholder was entitled to vote at the Annual Meeting.

Other Matters
The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.
Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Stephen Green
Executive Vice President, Legal and Corporate Secretary

February 22, 2013